--------------------------------------------------------------------------------
   As filed with the Securities and Exchange Commission on November 9, 1995
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------

     TCI COMMUNICATIONS, INC.                       DELAWARE                              84-0588868
     TELE-COMMUNICATIONS, INC.                      DELAWARE                              84-1260157
     (Exact name of registrant           (State or other jurisdiction of               (I.R.S. Employer
   as specified in its charter)          incorporation or organization)               Identification No.)


                    TERRACE TOWER II                                          STEPHEN M. BRETT, ESQ.
                    5619 DTC PARKWAY                                         TCI COMMUNICATIONS, INC.
             ENGLEWOOD, COLORADO 80111-3000                                      TERRACE TOWER II
                     (303) 267-5500                                              5619 DTC PARKWAY
  (Address, including zip code, and telephone number,                         ENGLEWOOD, COLORADO 80111-3000
  including area code, of each registrant's principal                                (303) 267-5500
                    executive offices)                                 (Name, address, including zip code, and telephone
                                                                                         number,
                                                                    including area code, of agent for service for each
                                                                                      registrant)
                                                   COPIES TO:
               ROBERT W. MURRAY JR., ESQ.                                     NORMAN D. SLONAKER, ESQ.
                 BAKER & BOTTS, L.L.P.                                             BROWN & WOOD
                    885 THIRD AVENUE                                          ONE WORLD TRADE CENTER
             NEW YORK, NEW YORK 10022-4834                                 NEW YORK, NEW YORK 10048-0557

                      ------------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
           TITLE OF EACH CLASS              AGGREGATE AMOUNT    OFFERING PRICE    AGGREGATE OFFERING REGISTRATION FEE
     OF SECURITIES TO BE REGISTERED         TO BE REGISTERED     PER UNIT (1)         PRICE (1)             (1)
----------------------------------------------------------------------------------------------------------------------
TCI Communications, Inc.    % Cumulative
  Exchangeable Preferred Stock, Series A
  ("Series A Preferred Stock")                  2,300,000             $50             $115,000,000       $39,655
Tele-Communications, Inc., Series A TCI
  Group Common Stock (2)
Guarantees of Series A Preferred Stock by
  Tele-Communications, Inc. (3)
------------------------------------------------------------------------------------------------------------------

    (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) and Rule 457(n).

    (2) Includes such presently indeterminate number of shares that may be (a) deliverable from time to time upon exchange of the Series A Preferred Stock registered hereunder, (b) necessary to adjust the number of shares from time to time deliverable upon such exchange in accordance with the anti-dilution provisions of the Series A Preferred Stock as a result of a stock split, stock dividend or other adjustment to or change in the outstanding shares of Series A TCI Group Common Stock and (c) deliverable from time to time in payment of dividend, redemption and/or liquidation payments in accordance with the terms of the Series A Preferred Stock or under the Guarantee Agreement entered into by Tele-Communications, Inc. for the benefit of the holders of the Series A Preferred Stock (the "Guarantee Agreement").

    (3) Includes the rights of holders from time to time of the Series A Preferred Stock under the Guarantee Agreement.
                      ------------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 9, 1995
PROSPECTUS
                                2,000,000 SHARES

                            TCI COMMUNICATIONS, INC.
                     % CUMULATIVE EXCHANGEABLE PREFERRED STOCK, SERIES A
                   (LIQUIDATION PREFERENCE OF $50 PER SHARE)

               GUARANTEED TO THE EXTENT SET FORTH HEREIN BY, AND
              EXCHANGEABLE FOR SERIES A TCI GROUP COMMON STOCK OF,

                           TELE-COMMUNICATIONS, INC.
                            ------------------------
Each of the 2,000,000 shares of    % Cumulative Exchangeable Preferred Stock,
Series A (the "Series A Preferred Stock"), is exchangeable (unless previously
redeemed), at the option of the holder commencing           , 2000, for
          shares of Series A TCI Group Common Stock (the "Series A TCI Group Common Stock") of Tele-Communications, Inc. (the "Parent"), subject to adjustment in certain events. TCI Communications, Inc. (the "Company") is a wholly owned subsidiary of the Parent. The Series A TCI Group Common Stock is
traded in the Nasdaq National Market under the symbol "TCOMA." On           ,
1995, the last reported sale price of the Series A TCI Group Common Stock on the
Nasdaq National Market was $          per share.

                           (continued on next page)
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                  PRICE TO           UNDERWRITING          PROCEEDS TO
                                                  PUBLIC(1)          DISCOUNTS(2)          COMPANY(3)
-----------------------------------------------------------------------------------------------------------
Per share of Series A Preferred Stock......           $                    $                    $
-----------------------------------------------------------------------------------------------------------
Total(4)...................................           $                    $                    $
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws at any such State.

(1) Plus accrued dividends, if any, from           , 1995.

(2) The Company and the Parent have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $          .

(4) The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Series A Preferred Stock to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Series A Preferred Stock are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Series A Preferred Stock offered hereby will be made in New York, New York on or about , 1995.
                            ------------------------

MERRILL LYNCH & CO.
                  CS FIRST BOSTON
                                   LEHMAN BROTHERS
                                                 MORGAN STANLEY & CO.
                                                              INCORPORATED
                            ------------------------
                The date of this Prospectus is           , 1995.

(continued from previous page)

     Dividends on the Series A Preferred Stock will accrue and be cumulative from the original date of issue and will be payable quarterly in arrears on
          ,           ,           and           of each year, commencing
          , 1996, in an amount equal to $ per share, when, as and if declared by the Board of Directors of the Company.

     The Series A Preferred Stock is not redeemable prior to           , 2000.
The Series A Preferred Stock will thereafter be redeemable at the option of the Company at any time, in whole or in part, initially at a redemption price of
$   per share and thereafter at prices declining ratably annually to $50 per
share on and after           , 2004, plus accrued and unpaid dividends to the
date of redemption. The Series A Preferred Stock will be subject to mandatory
redemption by the Company on           , 2005. The liquidation preference of the
Series A Preferred Stock is $50 per share, plus accrued and unpaid dividends.

     The Company may elect to make any dividend, redemption or liquidation payment in cash, by the delivery of shares of Series A TCI Group Common Stock or by any combination of the foregoing forms of consideration elected by the Company. If the Company elects to deliver Series A TCI Group Common Stock, each holder will receive a number of shares of Series A TCI Group Common Stock equal to the amount of such payment (or a designated portion thereof) divided by the Cash Equivalent Amount (which is equal to 95% of the Average Market Price (as defined herein)) determined as of the record date for such dividend or as of the date of such redemption or liquidation payment. The number of shares of Series A TCI Group Common Stock that a holder of a share of Series A Preferred Stock will receive in payment of a dividend on, or in redemption or liquidation of, such share (if such payment is made, in whole or in part, through the delivery of shares of Series A TCI Group Common Stock), and the value of the shares of Series A TCI Group Common Stock received upon an exchange by such holder, will vary depending upon the market price of the Series A TCI Group Common Stock (i) in the case of a dividend, determined as of the record date for such dividend, and (ii) in the case of a redemption, liquidation or exchange, determined as of such redemption, liquidation or exchange.

        The Parent will irrevocably and unconditionally guarantee, on a subordinated basis and to the extent set forth herein, the payment of dividends by the Company on the Series A Preferred Stock (but only if and to the extent declared by the Company's Board of Directors from assets of the Company legally available therefor), the redemption price (including accumulated and unpaid dividends) payable with respect to the Series A Preferred Stock (but only to the extent of the assets of the Company legally available therefor) and payments on liquidation with respect to the Series A Preferred Stock (but only to the extent of the assets of the Company legally available for distribution to holders of the Series A Preferred Stock) (the "Guarantee"). The Guarantee will be unsecured and will be subordinate to all liabilities of the Parent and will rank pari passu with the most senior preferred stock now or hereafter issued by the Parent. The Parent may elect to satisfy its obligations under the Guarantee with a cash payment, with shares of Series A TCI Group Common Stock or with any combination of the foregoing. As of September 30, 1995, the Parent had liabilities to third parties of approximately $80 million to which payments under the Guarantee would have been subordinated had the Guarantee been outstanding at that date.

     Application has been made to list the Series A Preferred Stock on the Nasdaq National Market under the symbol "TCICP." For a discussion of certain federal income tax consequences to holders of Series A Preferred Stock, see "Certain Federal Income Tax Considerations."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED STOCK OFFERED HEREBY OR THE SERIES A TCI GROUP COMMON STOCK, OR BOTH, AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN SERIES A TCI GROUP COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                             AVAILABLE INFORMATION

     The Company and the Parent have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement on Form S-3
(Registration No. 33-          )(herein, together with all amendments and
exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Each of the Company and the Parent is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed under the Exchange Act by the Company and/or the Parent can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company (File No. 0-5550) and by the Parent (File No. 0-20421) and are hereby incorporated into this Prospectus by reference and made a part hereof: (i) the combined Annual Report on Form 10-K of the Parent and the Company for the year ended December 31, 1994 (as amended by Form 10-K/A (Amendment No. 1)); (ii) the combined Quarterly Reports on Form 10-Q of the Parent and the Company for the quarters ended March 31, 1995 and June 30, 1995; (iii) the combined Current Reports on Form 8-K of the Parent and the Company dated January 23, 1995, February 3, 1995 (as amended by Form 8-K/A (Amendment No. 1)), April 6, 1995, April 20, 1995 (as amended by Form 8-K/A (Amendment No. 1)), May 4, 1995 (as amended by Form 8-K/A (Amendment No. 1)), and July 26, 1995; (iv) the Current Reports on Form 8-K of the Company dated August 1, 1995 and September 13, 1995;
(v) the Current Reports on Form 8-K of the Parent dated February 13, 1995, February 15, 1995 and August 10, 1995; (vi) the financial statements and notes thereto of TeleCable Corporation as of December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993, included in the combined Current Report on Form 8-K of the Parent and the Company dated August 26, 1994; and (vii) the description of the Series A TCI Group Common Stock included in Items 3 and 4 of the Parent's registration statement on Form 8-B (as amended by Form 8-B/A (Amendments No. 1, 2, 3 and 4)) and Item 1 of the Parent's registration statement on Form 8-A (as amended by Form 8-A/A (Amendments No. 1 and 2)).

     All documents filed by the Company and/or the Parent with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company and the Parent will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Such requests should be addressed to Stephen M. Brett, Esq. Senior Vice President, TCI Communications, Inc., Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone
(303) 267-5500.

                                    SUMMARY

     The following summary information should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing in the documents incorporated herein by reference or appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters will not be exercised.

                                  THE COMPANY

     The Company is principally engaged in the construction, acquisition, ownership and operation of cable television systems. The Company is the largest provider of cable television services in the United States, based on the number of basic subscribers served by the Company and its subsidiaries and affiliates at June 30, 1995. At that date, the Company, through its subsidiaries and affiliates, owned cable television systems serving approximately 12.1 million basic subscribers throughout the continental United States and Hawaii. The Company, two other cable television companies and Sprint Corporation ("Sprint") have formed a series of partnerships to engage in the business of providing wireless communications services and local wireline communications services to residences and businesses on a nationwide basis under the "Sprint" brand. The Company owns a 30% interest in this joint venture. See "The Company."

     The executive offices of the Company are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5500. Unless the context indicates otherwise and except as used in the discussion under the caption "Description of the Series A Preferred Stock," the "Company" means TCI Communications, Inc. and its consolidated subsidiaries.

                                   THE PARENT

     The Parent, through its subsidiaries (including the Company) and affiliates, is principally engaged in the construction, acquisition, ownership and operation of cable television systems and in the provision of satellite delivered programming services to various distribution media, principally cable television systems. The Parent also has interests in cable and telecommunications operations and television programming in certain international markets as well as investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies.

     The Parent is organized into four principal business groups: Domestic Cable and Communications; Domestic Programming; International Cable and Programming; and Technology/Venture Capital. The Company is currently a wholly owned subsidiary of the Parent, and its business operations comprise the Parent's Domestic Cable and Communications group. See "The Parent." Immediately following this offering, the Parent will continue to hold all of the outstanding common stock of the Company.

     The executive offices of the Parent are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5000. Unless the context indicates otherwise and except as used in the discussion under the caption "Description of the Guarantee," the "Parent" means Tele-Communications, Inc. and its consolidated subsidiaries (including the Company).

                                  THE OFFERING

Securities.................  2,000,000 shares of    % Cumulative Exchangeable
                             Preferred Stock, Series A, excluding the
                             Underwriters' option to purchase up to 300,000 additional shares of Series A Preferred Stock to cover over-allotments. The liquidation preference of the Series A Preferred Stock is $50 per share, plus accrued and unpaid dividends (the "Liquidation
                             Preference").

Dividends..................  Dividends will accrue and be cumulative from the original date of issue and will be payable
                             quarterly in arrears on each           ,
                                       , and           or, if any such date is
                             not a business day, on the next
                             succeeding business day, commencing           ,
                             1996, in an amount equal to $     per share, when,
                             as and if declared by the Board of Directors. The Company may elect to make dividend payments (i) in cash, (ii) by delivery of Series A TCI Group Common Stock or (iii) by any combination of the foregoing forms of consideration elected by the Company. See "Description of the Series A Preferred Stock -- Dividends."

Exchange at the Option of
the
Holder.....................  Each of the 2,000,000 shares of Series A Preferred
                             Stock is exchangeable, commencing           , 2000,
                             at the option of the holder (unless previously
                             redeemed), in whole or in part, for      shares of
                             Series A TCI Group Common Stock, subject to adjustment in certain events. The value of the shares of Series A TCI Group Common Stock received upon any exchange will vary depending upon the market price of the Series A TCI Group Common Stock at the time of such exchange. See "Description of the Series A Preferred Stock -- Exchange at Option of Holder."

Optional Redemption by
Company....................  The Series A Preferred Stock is not redeemable
                             prior to           , 2000. At any time and from
                             time to time on or after that date, the Company may redeem any or all of the outstanding shares of Series A Preferred Stock, initially at a redemption
                             price of $     per share and thereafter at prices
                             declining ratably on each           to $50 per
                             share on and after           , 2004, plus accrued
                             and unpaid dividends to the date of redemption. The Company may elect to make any optional redemption payment (i) in cash, (ii) by delivery of Series A TCI Group Common Stock or (iii) by any combination of the foregoing forms of consideration elected by the Company. See "Description of the Series A Preferred Stock -- Redemption -- Optional Redemption."

Mandatory Redemption by
Company....................  The Series A Preferred Stock is subject to
                             mandatory redemption by the Company on           ,
                             2005, at a redemption price of $50 per share, plus accrued and unpaid dividends to the date of redemption. The Company may elect to make any mandatory redemption payment (i) in cash, (ii) by delivery of Series A TCI Group Common Stock or
                             (iii) by any combination of the foregoing forms of consideration elected by the Company. See "Description of the Series A Preferred Stock -- Redemption -- Mandatory Redemption."

Company May Pay Dividend,
Redemption and Liquidation
Payments with Series A TCI
Group Common Stock.........  The Company may elect to make dividend payments, redemption payments (optional or mandatory) or payments on any dissolution, liquidation or winding up of the Company to holders of Series A Preferred Stock (i) in cash, (ii) by delivery of Series A TCI Group Common Stock or (iii) by any combination of the foregoing forms of consideration elected by the Company. If the Company elects to make any such payment (or a designated portion thereof) through the delivery of shares of Series A TCI Group Common Stock, each holder will receive a number of shares of Series A TCI Group Common Stock determined by dividing the amount of such payment (or designated portion thereof) by the Cash Equivalent Amount. The "Cash Equivalent Amount" means an amount equal to 95% of the average of the closing sale prices for a share of Series A TCI Group Common Stock on the Nasdaq National Market for the 10 consecutive trading days ending on the third business day prior to (i) in the case of dividends, the relevant record date and (ii) in the case of a redemption or the dissolution, liquidation or winding up of the Company, the date of the redemption or liquidation payment. The market price of the Series A TCI Group Common Stock may vary between the date of such determination and the subsequent delivery of shares.

                             If the Company elects to pay make a dividend, redemption or liquidation payment with shares of Series A TCI Group Common Stock, the number of such shares that a holder of Series A Preferred Stock will receive in connection with such dividend, redemption of liquidation payment will vary depending on the market price of the Series A TCI Group Common Stock at the time of the record date for such dividend or at the time of such redemption or liquidation payment, as the case may be.

                             In the case of a dividend or redemption payment that is made through delivery of shares of Series A TCI Group Common Stock, if the average closing price upon which the Cash Equivalent Amount is determined is more than 5.26% higher than the market value of such shares on the dividend payment date or the redemption date and the holder sells such shares of Series A TCI Group Common Stock at such lower price, (x) in the case of such dividend, the holder's actual dividend yield for the dividend period in respect of which such dividend was paid would be lower than the stated dividend yield on the Series A Preferred Stock and
                             (y) in the case of such redemption, the actual sales proceeds received by such holder would be lower than the stated redemption price for the Series A Preferred Stock. In addition, in connection with any such sale the holder is likely to incur commissions and other transaction costs.

Guarantee..................  The Parent will irrevocably and unconditionally agree, on a subordinated basis, to pay in full to the extent not paid by the Company: (i) any dividends on the Series A Preferred Stock, to the extent declared by the Company's Board of Directors from assets of the Company legally available therefor, (ii) the redemption price (both optional and mandatory) to the extent of assets of the Company legally available therefor and (iii) upon any dissolution, liquidation or winding up of the Company, the lesser of (x) the aggregate Liquidation Preference and (y) the remaining assets of the Company available for distribution to holders of Series A Preferred Stock. The Guarantee will be unsecured and subordinated to all liabilities of the Parent and will rank pari passu with the most senior preferred stock now or hereafter issued by the Parent. The Parent may elect to satisfy its obligations under the Guarantee with a cash payment, with shares of Series A TCI Group Common Stock or with any combination of the foregoing forms of consideration elected by the Parent. If the Parent elects to make any guarantee payment (or a designated portion thereof) to the holders of Series A Preferred Stock through the delivery of shares of Series A TCI Group Common Stock, each such holder will receive the same number of shares of Series A TCI Group Common Stock as such holder would have received from the Company, had the Company made such payment when originally due through the delivery of shares of Series A TCI Group Common Stock (or the same designated portion of such payment as that selected by the Parent). See "Description of the Guarantee." As of September 30, 1995, the Parent had liabilities to third parties of approximately $80 million to which payments under the Guarantee would have been subordinated had the Guarantee been outstanding at that date.

Voting Rights..............  The Series A Preferred Stock and the Company's
                             common stock will vote as a single class in any general election of directors of the Company. If at any time accrued dividends on the Series A Preferred Stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of the Series A Preferred Stock will have the right to elect two additional directors to the Company's Board of Directors, voting as a separate class with the holders of any Parity Stock and/or Senior Stock (each as defined herein) upon which like voting rights have been conferred and are vested, until such dividend arrearage is eliminated. The holders of Series A Preferred Stock will have no other voting rights, except that the affirmative vote of at least 66 2/3% of the Series A Preferred Stock (voting separately as a class) will be required before (i) the Company may amend, alter or repeal any provision of the Company's Restated Certificate of Incorporation which would adversely affect the powers, preferences or rights of the holders of the shares of Series A Preferred Stock, (ii) the Company or the Board of Directors may authorize the creation or issue of any class or series of Preferred Stock of the Company that ranks senior to the Series A Preferred Stock as to dividend payments, payments on redemption or payments of amounts distributable upon the dissolution, liquidation or winding up of the Company ("Senior Stock") or (iii) the Company may effect a reclassification of the Series A Preferred Stock, in each case subject to certain exceptions. See "Description of the Series A Preferred Stock -- Voting Rights." However, the Company may create additional classes and series of Preferred Stock, ranking pari passu with the Series A Preferred Stock as to dividend payments, payments on redemption or payments of amounts distributable upon the dissolution, liquidation or winding up of the Company ("Parity Stock"), and additional classes and series of junior stock, increase the number of authorized shares of Preferred Stock (other than Series A Preferred Stock) or decrease (but not below the number of authorized shares then outstanding) the number of authorized shares of Preferred Stock (other than Series A
                             Preferred Stock) without the consent of any holder of Series A Preferred Stock. Immediately following this offering, the Parent will own all of the outstanding common stock of the Company and, except when dividends are in arrears on the Series A Preferred Stock for six or more quarterly dividend periods, the Parent will be able to elect all of the members of the Board of Directors of the Company.

Listing....................  Application has been made to list the Series A
                             Preferred Stock on the Nasdaq National Market under the symbol "TCICP." The Series A TCI Group Common Stock is listed on the Nasdaq National Market under the symbol "TCOMA."

Use of Proceeds............  The net proceeds from the sale of the shares of
                             Series A Preferred Stock offered hereby will be used to retire maturing over-night commercial paper.

                                USE OF PROCEEDS

     The net proceeds from the sale of the shares of Series A Preferred Stock
offered hereby, after deducting expenses, will be $          ($          if the
Underwriters' over-allotment option is exercised in full). The net proceeds from this offering will be used by the Company to retire maturing over-night commercial paper issued pursuant to its Commercial Paper Program. The over-night commercial paper sold by the Company on November 7, 1995 was issued with an average weighted interest rate of 6.026% per annum.

                            SELECTED FINANCIAL DATA

        The following tables set forth selected historical financial data for the Company and the Parent for each of the five fiscal years in the period ended December 31, 1994 and for the six months ended June 30, 1994 and 1995. The selected financial data for each of the five fiscal years in the period ended December 31, 1994 are derived from the consolidated financial statements of the Company and the Parent, respectively. The selected financial data for the interim periods are derived from unaudited consolidated financial statements which have been prepared on the same basis as the Company's and the Parent's respective audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the respective financial position and results of operations of the Company and the Parent for those periods. The following information is qualified in its entirety by, and should be read in conjunction with, the respective consolidated financial statements and notes thereto of the Company and the Parent incorporated by reference herein. See "Incorporation of Documents by Reference."

THE COMPANY

                                                            SIX MONTHS
                                                          ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                         -----------------    ----------------------------------------------
                                                          1995       1994      1994      1993      1992      1991      1990
                                                         ------     ------    ------    ------    ------    ------    ------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AND RATIO AMOUNTS)
SUMMARY OF OPERATIONS DATA:
Revenue................................................  $2,431     $2,141    $4,318    $4,153    $3,574    $3,214    $2,940
Operating income.......................................     438        439       818       916       864       674       546
Earnings (loss) from:
  Continuing operations................................     (24)        38        92        (7)        7       (78)     (191)
  Discontinued operations..............................      --         --        --        --       (15)      (19)      (63)
                                                         ------     ------    ------    ------    ------    ------    ------
Dividend requirement on redeemable preferred stocks....      --         --        --        (2)      (15)       --        --
                                                         ------     ------    ------    ------    ------    ------    ------
Net earnings (loss) attributable to common
  stockholders.........................................  $  (24)    $   38    $   92    $   (9)   $  (23)   $  (97)   $ (254)
                                                         ======     ======    ======    ======    ======    ======    ======
Ratio of earnings to fixed charges and preferred stock
  dividends(1).........................................      --       1.18x     1.22x     1.22x     1.02x        --        --
OTHER DATA:
Operating income before depreciation, amortization and
  non-cash operating expenses(2).......................  $1,015     $  902    $1,801    $1,858    $1,637    $1,430    $1,262
Consolidated domestic basic cable and satellite
  subscribers..........................................    12.2       10.9      11.1      10.7      10.2       8.9       8.5

                                                            JUNE 30,                       DECEMBER 31,
                                                            --------    ---------------------------------------------------
                                                              1995       1994       1993       1992       1991       1990
                                                            --------    -------    -------    -------    -------    -------
                                                                                      (IN MILLIONS)
SUMMARY BALANCE SHEET DATA:
Property and equipment, net...............................  $ 6,562     $ 5,579    $ 4,935    $ 4,562    $ 4,081    $ 4,156
Franchise costs, net......................................   11,139       9,297      9,197      9,300      8,104      7,348
Net assets of discounted operations.......................       --          --         --         --        242         54
Total assets..............................................   19,458      15,880     16,520     16,310     15,166     14,106
Debt......................................................   11,983      10,712      9,900     10,285      9,455      8,922
Stockholders' equity......................................    2,049         646      2,112      1,726      1,570        748
Shares outstanding (net of treasury shares)(3):
  Class A Common Stock....................................        1           1        403        382        370        310
  Class B Common Stock....................................       --          --         47         48         49         48

---------------

(1) The ratio of earnings to combined fixed charges and preferred stock dividends of the Company was 1.02, 1.22, and 1.22 for the years ended December 31, 1992, 1993 and 1994, respectively, and 1.18 for the six months ended June 30, 1994. The ratio of earnings to combined fixed charges and preferred stock dividends of the Company was less than 1.00 for the years ended December 31, 1990 and 1991, and for the six months ended June 30, 1995; thus, earnings available for combined fixed charges and preferred stock dividends were inadequate to cover combined fixed charges and preferred stock dividends for such periods. The amounts of the coverage deficiencies were $399 million and $177 million for the years ended December 31, 1990 and 1991, respectively, and $22 million for the six months ended June 30, 1995. For the ratio calculations, earnings available for combined fixed charges and preferred stock dividends consists of earnings (losses) before income taxes plus combined fixed charges and preferred stock dividends (minus capitalized interest), distributions from and (earnings) loss of less than 50%-owned affiliates with debt not guaranteed by the Company (net of earnings not distributed of less than 50%-owned affiliates), and minority interest in earnings (losses) of consolidated subsidiaries (including an amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of consolidated subsidiaries). Combined fixed charges and preferred stock dividends consist of (i) interest (including capitalized interest) on debt, excluding interest to 50%-owned affiliates, (ii) the Company's proportionate share of interest of 50%-owned affiliates; (iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense), (iv) amortization of debt expense,
     (v) that portion of minority interests in earnings of consolidated subsidiaries that represent the amount of pretax earnings that would be required to cover preferred stock dividend requirements excluding similarly adjusted preferred stock dividend requirements of consolidated subsidiaries to 50%-owned affiliates, and (vi) the amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of 50%-owned affiliates, other than amounts payable to the Company. The Company has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Combined fixed charges and preferred stock dividends of $710,000, $506,000, $2,517,000, $13,833,000 and $12,471,000 relating to such guarantees for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively, and combined fixed charges and preferred stock dividends of $5,927,000 and $6,673,000 relating to such guarantees for the six months ended June 30, 1994 and 1995, respectively, have not been included in combined fixed charges and preferred stock dividends.

(2) Operating income before depreciation, amortization and non-cash operating expenses should not be considered as an alternative to net income or to cash flows provided by operating activities or to any other measure of performance or liquidity as an indicator of an entity's operating performance.

(3) On August 4, 1994, each 500. 3735 shares of Class A common stock and Class B common stock issued and outstanding on that date was reclassified and changed into one share of Class A common stock and one share of Class B common stock.

THE PARENT

                                                            SIX MONTHS
                                                          ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                         -----------------    ----------------------------------------------
                                                          1995       1994      1994      1993      1992      1991      1990
                                                         ------     ------    ------    ------    ------    ------    ------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AND RATIO AMOUNTS)
SUMMARY OF OPERATIONS DATA:
Revenue................................................  $3,184     $2,141    $4,936    $4,153    $3,574    $3,214    $2,940
Operating income.......................................     331        439       788       916       864       674       546
Earnings (loss) from:
  Continuing operations................................    (128)        38        55        (7)        7       (78)     (191)
  Discontinued operations..............................      --         --        --        --       (15)      (19)      (63)
                                                         ------     ------    ------    ------    ------    ------    ------
                                                           (128)        38        55        (7)       (8)      (97)     (254)
Dividend requirement on redeemable preferred stocks....     (17)        --        (8)       (2)      (15)       --        --
                                                         ------     ------    ------    ------    ------    ------    ------
Net earnings (loss) attributable to common
  stockholders.........................................  $ (145)    $   38    $  .47    $   (9)   $  (23)   $  (97)   $ (254)
                                                         ======     ======    ======    ======    ======    ======    ======
Primary earnings (loss) attributable to common
  stockholders per common and common equivalent shares:
Continuing operations..................................  $ (.22)    $  .08    $  .09    $ (.02)   $ (.01)   $ (.22)   $ (.54)
Discontinued operations................................      --         --        --        --      (.04)     (.05)   $ (.18)
                                                         ------     ------    ------    ------    ------    ------    ------
                                                         $ (.22)    $  .08    $  .09    $ (.02)   $ (.05)   $ (.27)   $ (.72)
                                                         ======     ======    ======    ======    ======    ======    ======
Primary weighted average common shares outstanding
  TCI Class A and Class B Common Stock.................     645        492       541       433       424       360       355
Ratio of earnings to fixed charges (1).................      --       1.18x      1.14x    1.22x     1.02x       --       --
OTHER DATA:
Operating income before depreciation, amortization and
  non-cash operating expenses(2).......................  $  968     $  902    $1,798    $1,858    $1,637    $1,430    $1,262
Consolidated domestic basic cable and satellite
  subscribers..........................................    13.3       10.9      11.7      10.7      10.2       8.9       8.5

                                                            JUNE 30,                       DECEMBER 31,
                                                            --------    ---------------------------------------------------
                                                              1995       1994       1993       1992       1991       1990
                                                            --------    -------    -------    -------    -------    -------
                                                                                      (IN MILLIONS)
SUMMARY BALANCE SHEET DATA:
Property and equipment, net...............................  $ 6,981     $ 5,876    $ 4,935    $ 4,562    $ 4,081    $ 4,156
Franchise costs, net......................................   11,841       9,444      9,197      9,300      8,104      7,348
Net assets of discontinued operations.....................       --          --         --         --        242         54
Total assets..............................................   23,901      19,528     16,520     16,310     15,166     14,106
Debt......................................................   12,520      11,162      9,900     10,285      9,455      8,922
Stockholders' equity......................................    4,620       2,971      2,112      1,726      1,570        748
Shares outstanding (net of treasury shares):
  Class A Common Stock....................................      571         491        403        382        370         31
  Class B Common Stock....................................       85          85         47         48         49         48

---------------

(1) The ratio of earnings to fixed charges of the Parent was 1.02, 1.22, and 1.14 for the years ended December 31, 1992, 1993 and 1994, respectively, and 1.18 for the six months ended June 30, 1994. The ratio of earnings to fixed charges of the Parent was less than 1.00 for the years ended December 31, 1990 and 1991, and for the six months ended June 30, 1995; thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods. The amounts of the coverage deficiencies were $399 million and $177 million for the years ended December 31, 1990 and 1991, respectively, and $167 million for the six months ended June 30, 1995. For the ratio calculations, earnings available for fixed charges consists of earnings (losses) before income taxes plus fixed charges (minus capitalized interest), distributions from and (earnings) loss of less than 50%-owned affiliates with debt not guaranteed by the Parent (net of earnings not distributed of less than 50%-owned affiliates), and minority interest in earnings (losses) of consolidated subsidiaries (including an amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of consolidated subsidiaries). Fixed charges consist of (i) interest (including capitalized interest) on debt, excluding interest to 50%- owned affiliates, (ii) the Parent's proportionate share of interest of 50%-owned affiliates, (iii) that portion of rental expense the Parent believes to be representative of interest (one-third of rental expense),
     (iv) amortization of debt expense, (v) that portion of minority interests in earnings of consolidated subsidiaries that represent the amount of pretax earnings that would be required to cover preferred stock dividend requirements excluding similarly adjusted preferred stock dividend requirements of consolidated subsidiaries to 50%-owned affiliates, and (vi) the amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of 50%-owned affiliates, other than amounts payable to the Parent. The Parent has guaranteed the debt of certain less than 50%-owned affiliates and certain other entities in which it has an interest. Fixed charges of $710,000, $506,000, $2,517,000,
     $13,833,000 and $13,092,000 relating to such guarantees for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively, and fixed charges of $5,927,000 and $7,979,000 relating to such guarantees for the six months ended June 30, 1994 and 1995, respectively, have not been included in fixed charges.

(2) Operating income before depreciation, amortization and non-cash operating expenses should not be considered as an alternative to net income or to cash flows provided by operating activities or to any other measure of performance or liquidity as an indicator of an entity's operating performance.

          PRICE RANGE OF SERIES A TCI GROUP COMMON STOCK AND DIVIDENDS

     The Series A TCI Group Common Stock is traded on the Nasdaq National Market under the symbol "TCOMA." The following table sets forth the high and low sales prices of Series A TCI Group Common Stock for the periods indicated as reported by the Nasdaq National Market. The prices have been rounded up to the nearest eighth and do not include retail markups, markdowns or commissions.

                                                                       HIGH      LOW
                                                                       ----      ---
          YEAR ENDED DECEMBER 31, 1993
          First Quarter.............................................   $25 1/2  $20 3/4
          Second Quarter............................................    24       17 1/2
          Third Quarter.............................................    26 3/4   21 5/8
          Fourth Quarter............................................    33 1/4   24 7/8
          YEAR ENDED DECEMBER 31, 1994
          First Quarter.............................................    30 1/4   20 3/8
          Second Quarter............................................    23 3/8   18 1/4
          Third Quarter.............................................    23 7/8   19 3/4
          Fourth Quarter............................................    25       20 1/4
          YEAR ENDED DECEMBER 31, 1995
          First Quarter.............................................    23 3/4   19 7/8
          Second Quarter............................................    24 1/2   17 1/4
          Third Quarter (through August 2)..........................    25 1/4   22 5/8
          Third Quarter (from August 3).............................    26 1/4   16 7/8
          Fourth Quarter (through ).................................

     Certain of the foregoing prices were affected by (i) the acquisition by the Parent, by means of a merger, of all of the outstanding shares of Liberty Media Corporation on August 4, 1994 or (ii) the reclassification of the Parent's Class A and Class B Common Stock on August 3, 1995 into Series A and Series B TCI Group Common Stock, respectively, and the distribution of one-fourth of one share of Series A and Series B Liberty Media Group Common Stock of the Parent on each share of Parent's Class A and Class B Common Stock, respectively, to the holders of record as of August 3, 1995. The Liberty Media Group Common Stock is intended to reflect the separate performance of the Parent's Domestic Programming group and the TCI Group

Common Stock is intended to reflect the performance of the remaining business groups of the Parent. See "The Parent" and "The Company" for a description of the four business groups of the Parent.

     The Parent has historically not paid cash dividends on the Series A TCI Group Common Stock or on any other series of common stock of the Parent and has no present intention of doing so. Payment of cash dividends, if any, in the future will be determined by the Parent's Board of Directors in light of the Parent's earnings, financial condition and other relevant considerations. As a holding company, the Parent's ability to pay cash dividends is dependent upon its ability to receive cash dividends and advances from its subsidiaries. Certain loan agreements to which certain subsidiaries of the Parent are parties or are subject contain restricted payment provisions that limit the amount of dividends, other than stock dividends, that those companies may pay. Future loan agreements of the Parent may contain similar provisions.

                                  THE COMPANY

     The Company is the largest provider of cable television services in the United States, based on the number of basic subscribers served by the Company and its subsidiaries and affiliates at June 30, 1995. At that date, the Company, through its subsidiaries and affiliates, owned cable television systems serving approximately 12.1 million basic subscribers throughout the continental United States and Hawaii. The Company also has an investment in Primestar Partners, a partnership which operates direct broadcast service and at June 30, 1995, the Company had approximately 150,000 Primestar Partners subscribers.

     Subsidiaries of the Company, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Sprint have formed a series of partnerships (collectively, the "Telephony Joint Venture") to engage in the business of providing wireless communications services and local wireline communications services to residences and businesses on a nationwide basis under the "Sprint" brand. The Company owns a 30% interest in the Telephony Joint Venture.

     With respect to wireless communications, the Telephony Joint Venture has been participating in the auctions being conducted by the Federal Communications Commission ("FCC") of broadband personal communications services ("PCS") licenses and was the winning bidder in 29 of 51 markets in the first round auction which was conducted in the first quarter of 1995. The Telephony Joint Venture also has a 49% limited partnership interest in a company that holds a PCS license for the Washington, D.C.-Baltimore market and is negotiating definitive agreements for a 40% interest in a partnership that will hold a PCS license for the Los Angeles-San Diego market. The Company also owns a 35.3% interest in a partnership with subsidiaries of Sprint and Cox which was the winning bidder for a PCS license in the Philadelphia market.

     With respect to wireline communications, the Telephony Joint Venture will serve its customers primarily through the cable television facilities of cable television operators that affiliate with the Telephony Joint Venture in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephone market will be necessary in order for the Telephony Joint Venture to provide its proposed wireline communications services on a competitive basis in most states. Subject to agreement upon a business plan, a schedule for the upgrading of its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with the Telephony Joint Venture. Subsidiaries of the Company, Comcast and Cox and another cable television operator own Teleport Communications, Inc. ("TCG"). TCG has informed the Company that it believes that, based on the number of route miles served by TCG and its subsidiaries and affiliates, it is the nation's largest competitive access provider. The Company, Comcast and Cox have agreed, subject to certain conditions, to contribute their respective interests in TCG and its affiliates to the Telephony Joint Venture.

                                   THE PARENT

     The Parent, through its subsidiaries and affiliates (including the Company), is principally engaged in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and electronic retailing programming services to various video distribution media, principally cable television systems. The Parent also has interests in cable and telecommu-nications operations and television programming in certain international markets as well as investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies.

     The Parent is organized into four principal business groups: Domestic Cable and Communications; Domestic Programming; International Cable and Programming; and Technology/Venture Capital. The business operations of the Company comprise the Parent's Domestic Cable and Communications group. See "The Company." The Company is a currently a wholly owned subsidiary of the Parent, and immediately following this offering the Parent will continue to hold all of the outstanding common stock of the Company. The remaining business groups of the Parent are described below.

     Domestic Programming. The Parent's domestic programming business is conducted through the Liberty Media Group ("Liberty Media Group") and is primarily engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software including multimedia products and (ii) electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing. The Liberty Media Group has ownership interests in several domestic programming businesses, including Turner Broadcasting System, Inc.; Discovery Communications, Inc.; Home Shopping Network Inc.; QVC, Inc.; Encore Media Corporation; BET Holdings, Inc.; International Family Entertainment; E! Entertainment Television; and five national and 15 regional sports networks. The Liberty Media Group, through its wholly owned subsidiary Netlink USA, is also a provider of programming packages to home satellite dish owners.

     International Cable and Programming. The Parent, through its subsidiary Tele-Communications International, Inc. ("International"), has significant interests in cable and telecommunications operations and television programming in international markets. The activities of International are currently concentrated in Europe, Latin America and Asia, with particular focus on the United Kingdom, Argentina and Japan. International seeks to invest in markets with favorable regulatory environments and attractive growth opportunities. Among its overseas investments, International has an indirect 26.7% interest in TeleWest Communications plc, the largest provider of cable television and residential and business cable telephony in the United Kingdom. International also has a majority interest in Flextech plc, which provides television programming in the United Kingdom through its interests in Bravo, The Children's Channel, UK Gold, UK Living, Discovery Channel Europe and The Family Channel UK. Through certain other joint ventures, International has interests in cable television systems and television programming in Hungary, Norway, Sweden, Israel, Ireland, Malta, France, Chile, Puerto Rico, the Dominican Republic, New Zealand, Australia, Singapore and Japan. International also has a majority interest in Cablevision, S.A., the largest cable operator in Buenos Aires, Argentina.

     On July 18, 1995, International completed an initial public offering of its Series A Common Stock. The Parent currently owns 83% of the outstanding shares of common stock of International, which represent approximately 91% of the combined voting power of all of the outstanding shares of common stock of International. International's Series A Common Stock is listed on the Nasdaq National Market under the symbol "TINTA."

     Technology/Venture Capital. The Parent's technology/venture capital business in conducted through its subsidiary TCI Technology Ventures, Inc. ("TCI Technology") and TCI Technology's subsidiaries and affiliates. TCI Technology is an investor in companies and joint ventures involved in developing and providing services for new television and telecommunications technologies. Current investments and technologies under development include interactive and set-top box technology, entertainment software and other services for wireline and wireless switched broadband interactive networks. TCI Technology, Sega of America and Time Warner Entertainment Company, L.P. have entered into a joint venture which produces and markets the first video game channel distributed on cable television systems, "The Sega Channel." In addition, TCI Technology has investments in TSX Corporation, a producer of communications equipment, Acclaim Entertainment, Inc. ("Acclaim"), a publisher of interactive entertainment software, the Microsoft Network, a partnership controlled by Microsoft Corporation ("Microsoft") which will operate Microsoft's proposed on-line service, and Netscape Communications Corporation, which develops and markets software used to access the Internet. TCI Technology and Acclaim have also formed a joint venture to develop, acquire and distribute games and other interactive entertainment software over various telecommunications networks. TCI Technology also owns the National Digital Television Center, an entity formed by the Parent to provide digital compression and authorization services to programming suppliers and to cable television systems and other video distribution outlets. In addition to its technological investments, TCI Technology operates Western Tele-Communications, Inc., a wholesale provider of long-distance video, voice, data and other telecommunications services.

                  DESCRIPTION OF THE SERIES A PREFERRED STOCK

     The following summary of the terms of the Series A Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company's Restated Certificate of Incorporation and the Certificate of Designations (the "Certificate of Designations") relating to the shares of Series A Preferred Stock, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The Company's Restated Certificate of Incorporation authorizes the issuance from time to time of one or more series of preferred stock, par value $.01 per share ("Preferred Stock"), with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be stated and expressed in resolutions providing for the issuance thereof adopted by the Board of Directors. The Company's Board of Directors has adopted resolutions authorizing the issuance of up to 2,300,000
shares of    % Cumulative Exchangeable Preferred Stock, Series A, with a stated
value of $50 per share (the "Stated Value"). The Board of Directors has not authorized any other series of Preferred Stock, and immediately following this offering the only outstanding series of Preferred Stock of the Company will be the Series A Preferred Stock.

     The Series A Preferred Stock will rank senior to the Company's common stock with respect to the payment of dividends, payments on redemption and payments of amounts distributable upon dissolution, liquidation or winding up of the Company. While any shares of Series A Preferred Stock are outstanding, the Company may not create, and the Board of Directors may not authorize, any class or series of Senior Stock without the prior affirmative vote of at least 66 2/3% of the then outstanding shares of the Series A Preferred Stock, voting as a separate class. See "Voting Rights" below.

DIVIDENDS

     Payments of Dividends; Method of Payment. Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative accrued dividends from the date (the "Issue Date") of initial issuance of the shares of
Series A Preferred Stock at the rate per annum of    % of the Stated Value per
share, or $          per share of Series A Preferred Stock annually. Dividends
on the Series A Preferred Stock will be payable quarterly in arrears on each
          ,           ,           and           (or, if any such date is not a
business day, on the next succeeding business day (each a "Dividend Payment
Date")), commencing           , 1996. Dividends payable on any Dividend Payment
Date will be paid to holders of record as they appear on the stock register of
the Company on the           day of the month in which such Dividend Payment
Date shall occur, as and if designated by the Board of Directors (the "Record Date"). Dividends on shares of Series A Preferred Stock will accrue on a daily basis (without interest or compounding) whether or not there are unrestricted funds legally available for the payment of such dividends and whether or not such dividends are declared. For purposes of calculating the amount of dividends "accrued" (i) as of the first Dividend Payment Date and any other date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the rate per annum specified above for actual days elapsed from the Issue Date (in the case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in the case of any other date) to but excluding the date as of which such determination is being made, based on a 365- or 366-day year, as the case may be, and (ii) as of any Dividend Payment Date

(other than the first Dividend Payment Date), such amount shall be calculated on the basis of the foregoing rate per annum, based on a 360-day year of twelve 30-day months. The first dividend period will be from the Issue Date to but
excluding           , 1996, and the first dividend will be payable on
          , 1996.

     Whenever a Redemption Date (as defined below) occurs during a dividend period, the Board of Directors may, at its option, declare accrued dividends to, and pay such dividends on, such Redemption Date, in which case such dividends will be payable on such Redemption Date to the holders of shares of Series A Preferred Stock as of a special record date to be designated by the Board of Directors for such dividend payment.

     Any dividends may be paid, at the election of the Company, (i) out of funds legally available therefor, (ii) through the delivery of shares of Series A TCI Group Common Stock or (iii) through any combination of the foregoing forms of consideration elected by the Company. If the Company elects to pay any dividend payment, in whole or in part, by delivery of shares of Series A TCI Group Common Stock, the amount of such dividend payment to be paid per share of Series A Preferred Stock in shares of Series A TCI Group Common Stock (the "Stock Dividend Amount") will be paid through the delivery to the holders of record of such shares of Series A Preferred Stock on the Record Date for such dividend payment of a number of shares of Series A TCI Group Common Stock determined by dividing the Stock Dividend Amount by an amount (the "Cash Equivalent Amount") equal to 95% of the Average Market Price (as defined below) per share of Series A TCI Group Common Stock (determined as of the Record Date for such dividend payment). No fractional shares of Series A TCI Group Common Stock will be delivered to a holder of shares of Series A Preferred Stock, but the Company shall instead pay a cash adjustment determined as described under "Adjustment for Fractional Shares" below.

     The "Average Market Price" per share of Series A TCI Group Common Stock on any date of determination means the average of the daily closing sale prices of the Series A TCI Group Common Stock on the Nasdaq National Market (or, if the New York Stock Exchange or the American Stock Exchange becomes the principal trading market for such stock, on such exchange) for the ten consecutive dates on which the Nasdaq National Market, the New York Stock Exchange, and the American Stock Exchange Market (or any successor to any thereof) are open for the transaction of business (each a "Trading Date") ending on the third business day preceding the date of determination (appropriately adjusted to take into account the actual occurrence, during the period following the first of such ten consecutive Trading Dates and ending on the business day immediately preceding the date of determination, of any event of a type described under "Exchange at Option of Holder Exchange Adjustments" below).

     The market price of the Series A TCI Group Common Stock may vary from the Average Market Price between the date of determination of such Average Market Price and the subsequent delivery of shares of Series A TCI Group Common Stock, in payment of a dividend, to holders of Series A Preferred Stock. If such Average Market Price is more than 5.26% higher than the market value of such shares on the Dividend Payment Date and the holder sells such shares of Series A TCI Group Common Stock at such lower price, the holder's actual dividend yield for the dividend period in respect of which such dividend was paid would be lower than the stated dividend yield on the Series A Preferred Stock. In addition, in connection with any such sale the holder is likely to incur commissions and other transaction costs.

     If the Company elects to make any dividend payment, in whole or in part, through the delivery of shares of Series A TCI Group Common Stock, it will give notice of such determination (which shall include the number of shares of Series A TCI Group Common Stock and cash, if any, to be delivered in respect of each share of Series A Preferred Stock) by publication, on the Record Date for such dividend payment, of such election in a daily newspaper of national circulation.

     Certain Limitations. As long as any shares of Series A Preferred Stock are outstanding, (i) no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, stock ranking junior to the Series A Preferred Stock as to dividend rights, payments on redemption or payments of amounts distributable upon the dissolution, liquidation or winding up of the Company ("Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) shall be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock or warrants, rights or options exercisable for or convertible into Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock and (ii) no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Company or any majority owned subsidiary of the Company (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock (x) with Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock (and cash in lieu of fractional shares in connection therewith) or (y) from any wholly owned subsidiary of the Company), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock, unless: (a) full dividends on the Series A Preferred Stock and any Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment, to the extent such dividends are cumulative; (b) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Stock; and (c) the Company is not in default on any of its obligations to redeem any Series A Preferred Stock or any Parity Stock. As of the date of this Prospectus, the Company does not have issued or outstanding any Parity Stock and the Company's common stock represents the only Junior Stock of the Company.

     Subject to the foregoing, such dividends or distributions (payable in cash, property, Junior Stock or warrants, rights or options exercisable for or convertible into Junior Stock), as may be determined by the Board of Directors, may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Company of any of its majority owned subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions to the holders of Junior Stock, the holders of such Junior Stock will be entitled, to the exclusion of holders of shares of Series A Preferred Stock, to share therein according to their respective interests.

     As long as any shares of Series A Preferred Stock are outstanding, dividends or other distributions may not be declared or paid on the Series A Preferred Stock or on any Parity Stock (other than dividends or other distributions payable in Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Series A Preferred Stock or Parity Stock (except (x) with any Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock and cash in lieu of fractional shares in connection therewith, (y) from any wholly owned subsidiary of the Company or (z) in connection with a mandatory conversion or exchange of such Parity Stock or a conversion or exchange of Series A Preferred Stock or such Parity Stock at the option of the holder for stock other than Parity Stock or Senior Stock), unless either: (a)(i) full dividends on the Series A Preferred Stock and any Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Series A Preferred Stock or Parity Stock dividend, distribution, purchase, redemption or other acquisition payment, to the extent such dividends are cumulative; (ii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Stock; and (iii) the Company is not in default on any of its obligations to redeem any Series A Preferred Stock or Parity Stock; or (b) with respect to the payment of dividends only, any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on shares of Series A Preferred Stock and shares of any Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share on shares of Series A Preferred Stock and shares of Parity Stock bear to each other.

     Notwithstanding the foregoing, nothing will prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock;
(ii) the payment of dividends on the Series A Preferred Stock or any class or series of Parity Stock solely in shares of Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock or the redemption, exchange, purchase or other acquisition of Series A Preferred Stock or any class or series of Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock; or (iii) the exchange of Series A Preferred Stock for shares of Series A TCI Group Common Stock (together with a cash adjustment for fractional shares, if any) pursuant to an exchange at the option of the holder as described under "Exchange at Option of Holder" below.

     Payment of dividends to the holders of Series A Preferred Stock shall be subject to the prior preferences and other rights of any future class or series of Senior Stock.

EXCHANGE AT OPTION OF HOLDER

     Exchange Privilege. Each share of Series A Preferred Stock is exchangeable, in whole or in part, at the option of the holder thereof, at any
time on and after           , 2000, unless previously redeemed, for
shares of Series A TCI Group Common Stock (the "Exchange Rate"), subject to adjustment as described below. The right to exchange shares of Series A Preferred Stock called for redemption will terminate immediately before the close of business on the related Redemption Date. See "Redemption" below.

     The exchange of shares of Series A Preferred Stock at the option of the holder for shares of Series A TCI Group Common Stock may be effected by delivering (i) the certificates evidencing such holder's shares of Series A Preferred Stock, together with written notice of exchange specifying the number of shares of Series A Preferred Stock to be exchanged and specifying the name or names (with addresses) in which the certificate or certificates representing the Series A TCI Group Common Stock deliverable on such exchange are to be registered, and (ii) a proper assignment of such certificates to the Parent (or in blank) of the certificates for the shares of Series A Preferred Stock surrendered for exchange, to the office or agency to be maintained by the Parent for that purpose and otherwise in accordance with exchange procedures established by the Parent. Initially such office will be the principal corporate trust office of the Transfer Agent (as hereinafter defined). Each notice of exchange will be irrevocable and each exchange will be deemed to be effective immediately before the close of business on the date (the "Exchange Date") on which all of the requirements for such exchange have been satisfied. The exchange will be at the Exchange Rate in effect immediately prior to the close of business on the Exchange Date.

     Holders of shares of Series A Preferred Stock at the close of business on a Record Date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the effective exchange of such shares following such Record Date and prior to the corresponding Dividend Payment Date. However, shares of Series A Preferred Stock surrendered for exchange after the close of business on a Record Date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend thereon attributable to the current quarterly dividend period which is to be paid on such Dividend Payment Date (unless such shares of Series A Preferred Stock are subject to redemption on a Redemption Date falling between such Record Date and such Dividend Payment Date). A holder of shares of Series A Preferred Stock called for redemption on any Dividend Payment Date will (if such holder is the registered holder on the applicable Record Date) receive the dividend on such shares payable on that date and will be able to exchange such shares after the Record Date for such dividend without paying an amount equal to such dividend to the Company upon exchange. Except as provided above, upon any exchange of shares of Series A Preferred Stock for shares of Series A TCI Group Common Stock the Company will not make any payment or allowance for unpaid dividends, whether or not in arrears, on exchanged shares of Series A Preferred Stock or for previously declared dividends or distributions on the shares of Series A TCI Group Common Stock issued upon such exchange.

     If the shares of Preferred Stock represented by a certificate surrendered for exchange are exchanged in part only, the Company will cause to be issued and delivered to the holder, without charge therefor, a new certificate or certificates representing in the aggregate the number of unexchanged shares. In connection with any exchange, no fractional shares of Series A TCI Group Common Stock will be delivered, but the Company shall instead pay a cash adjustment determined as described under "Adjustment for Fractional Shares" below.

     Exchange Adjustments. The Exchange Rate is subject to adjustment upon the occurrence of certain events involving the Parent including, without limitation:
(i) the payment by Parent of dividends (and other distributions) on outstanding shares of Series A TCI Group Common Stock in shares of Series A TCI Group Common Stock; (ii) subdivisions or combinations of Series A TCI Group Common Stock;
(iii) the issuance by Parent, in reclassification of its outstanding shares of Series A TCI Group Common Stock, of any other shares of common stock of Parent;
(iv) the issuance by Parent to all holders of Series A TCI Group Common Stock of rights, warrants or options entitling holders of such rights, warrants or options (for a period not exceeding fortyfive days) to purchase shares of Series A TCI Group Common Stock at a price per share less than the Average Market Price; and (v) the payment by Parent of dividends (or other distributions) consisting of capital stock, evidences of its indebtedness or other assets of the Parent (other than those dividends, rights, warrants, options and distributions referred to above and excluding cash dividends or distributions other than Extraordinary Cash Distributions (as defined below)) to all holders of outstanding shares of Series A TCI Group Common Stock. "Extraordinary Cash Distributions" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the outstanding shares of Series A TCI Group Common Stock during such period to the extent such dividends or distributions exceed, on a per share of Series A TCI Group Common Stock basis, 10% of the average daily closing sale price of the Series A TCI Group Common Stock during such period (other than cash dividends or cash distributions for which a prior adjustment to the Exchange Rate was made). The Company reserves the right, in lieu of making an adjustment to the Exchange Rate, to distribute to the holders of Series A Preferred Stock, or reserve for delivery with shares of Series A TCI Group Common Stock upon surrender of shares of Series A TCI Group Common Stock in exchange therefor, any dividend or distribution described above. All adjustments to the Exchange Rate will be calculated to the nearest 1/1000th of a share of Series A TCI Group Common Stock. No adjustment in the Exchange Rate will be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which is not required to be made will be carried forward and taken into account in any subsequent adjustment. In addition to the foregoing adjustments, the Parent may direct the Company to make increases in the Exchange Rate that the Parent considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Series A TCI Group Common Stock.

     If an adjustment is required to be made in the Exchange Rate, the Parent may, in its sole discretion, elect to defer the following until after the occurrence of the event requiring such adjustment: (i) delivering to the holder of any Series A Preferred Stock surrendered for exchange the additional shares of Series A TCI Group Common Stock deliverable upon such exchange over the shares of Series A TCI Group Common Stock deliverable before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Series A TCI Group Common Stock. In addition, no adjustment need be made for rights to purchase shares of Series A TCI Group Common Stock or for sales of shares of Series A TCI Group Common Stock which in either case are made pursuant to a plan providing for reinvestment of dividends or interest or pursuant to a bona fide employee stock option or stock purchase plan of the Parent or any of its wholly owned subsidiaries (including the Company).

     Whenever the Exchange Rate is required to be adjusted, the Company will forthwith compute such adjusted Exchange Rate and file with the transfer agent(s) for the shares of Series A Preferred Stock and the Series A TCI Group Common Stock a certificate with respect to such adjustment, and mail a notice to holders of the Series A Preferred Stock providing information with respect to such adjustment. At least 10 days before the record date or other date set for definitive action, the Company will notify holders of Series A Preferred Stock of (i) any action which would require an adjustment to the Exchange Rate, (ii) certain mergers or combinations involving the Parent or (iii) the dissolution, liquidation or winding up of the Parent.

     Adjustment for Consolidation or Merger of Parent. In case of (i) any consolidation or merger to which the Parent is a party, (ii) any sale or transfer to another corporation of the property of the Parent as an entirety or substantially as an entirety or (iii) any statutory exchange of securities by the Parent with another corporation (other than in connection with a merger or acquisition), in each case as a result of which shares of Series A TCI Group Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such transaction will, after consummation of such transaction, be subject to exchange at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Series A TCI Group Common Stock into which such share of Series A Preferred Stock might have been exchanged immediately prior to consummation of such transaction and assuming in each case that such holder of Series A TCI Group Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into which shares of Series A Preferred Stock will be exchangeable after consummation of such transaction will be subject to adjustment, as nearly as may be practicable, as described above under "Exchange Adjustments" following the date of consummation of such transaction. Pursuant to the Guarantee, the Parent has agreed not to become a party to any such transaction unless the terms thereof are consistent with the foregoing.

REDEMPTION

     Mandatory Redemption. Each share of Series A Preferred Stock (if not earlier exchanged or redeemed) will be subject to mandatory redemption by the
Company on           , 2005 (the "Mandatory Redemption Date"), at a redemption
price (the "Mandatory Redemption Price") equal to the Liquidation Preference.

     Optional Redemption.  Shares of Series A Preferred Stock will also be
subject to optional redemption by the Company on or after           , 2000 (the
"Initial Redemption Date"). At any time and from time to time on or after the Initial Redemption Date and until the Mandatory Redemption Date, the Company will have the right to redeem, in whole or in part, the outstanding shares of Series A Preferred Stock at the following per share call prices, together with accrued but unpaid dividends (whether or not declared) to the date fixed for redemption (each an "Optional Redemption Price," such price and the Mandatory Redemption Price being sometimes referred to collectively herein as a "Redemption Price"), if redeemed during the twelve-month periods beginning on in the years shown below.

                                       YEAR                              CALL PRICE
            ----------------------------------------------------------   ----------
            2000......................................................     $
            2001......................................................
            2002......................................................
            2003......................................................
            2004 and thereafter.......................................      50.00

     If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed as of any date (an "Optional Redemption Date", such date and the Mandatory Redemption Date being sometimes referred to collectively herein as a "Redemption Date"), the shares of Series A Preferred Stock to be redeemed will be selected by the Company from outstanding shares of Series A Preferred Stock by lot or pro rata (as nearly as may be practicable) or by any other method determined by the Board of Directors in its sole discretion to be equitable.

     Manner of Payment of Redemption Price. The Company may effect the redemption of shares of Series A Preferred Stock upon the mandatory or optional redemption thereof, at the election of the Company, (i) out of funds legally available therefor, (ii) through the delivery of shares of Series A TCI Group Common Stock or (iii) through any combination of the foregoing forms of consideration elected by the Company. If the Company elects to pay, in whole or in part, the Redemption Price in respect of shares of Series A Preferred Stock through the delivery of shares of Series A TCI Group Common Stock, then the Company shall deliver to each holder of shares of Series A Preferred Stock to be redeemed on the applicable Redemption Date a number of shares of Series A TCI Group Common Stock equal to the amount determined by dividing (i) the aggregate Redemption Price (or designated portion thereof) of such shares of Series A Preferred Stock by
(ii) the Cash Equivalent Amount (determined as of such Redemption Date). The number of shares of Series A TCI Group Common Stock that a holder of Series A Preferred Stock will receive upon mandatory or optional redemption, if the Redemption Price is to be paid in whole or in part through the delivery of shares of Series A TCI Group Common Stock, will vary depending upon the Average Market Price (as defined in "Dividends -- Payments of Dividends; Method of Payment" above) used in determining the Cash Equivalent Amount for purposes of such redemption. The market price of the Series A TCI Group Common Stock may vary from such Average Market Price between the date of determination of such Average Market Price and the subsequent delivery of shares of Series A TCI Group Common Stock, in payment of the Redemption Price, to holders in respect of shares of Series A Preferred Stock called for redemption. If such Average Market Price is more than 5.26% higher than the market value of the Series A TCI Group Common Stock on the Redemption Date and the holder sells such shares of Series A TCI Group Common Stock at such lower price, the holder's actual proceeds from the sale of such shares would be lower that the stated Redemption Price for the Series A Preferred Stock. In addition, in connection with any such sale the holder is likely to incur commissions and other transaction costs.

     No fractional shares of Series A TCI Group Common Stock will be delivered to a holder upon redemption of his shares of Series A Preferred Stock, but the Company will instead pay a cash adjustment determined as described under "Adjustment for Fractional Shares" below.

     Dividends on shares of Series A Preferred Stock selected for redemption will cease to accrue, and the right of the holders of such shares to exercise their right to exchange such shares for Series A TCI Group Common Stock will terminate immediately prior to the close of business, on the related Redemption Date.

     Notice of Redemption. The Company will provide notice (a "Redemption Notice") of any redemption of shares of Series A Preferred Stock to holders of record of Series A Preferred Stock to be called for redemption not less than 15 nor more than 60 days prior to the applicable Redemption Date. The Redemption Notice will be provided by mail sent to each holder of record of shares of Series A Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of the Company; provided, however, that neither failure to give such notice nor any defect therein will affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holders to whom the Company has failed to give said notice or whose notice was defective.

     Each Redemption Notice sent to a holder will include, without limitation, the following information: (i) the Redemption Date; (ii) if less than all outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares held by such holder to be redeemed; (iii) the Redemption Price and the form or forms of consideration that the Company has elected to pay and/or deliver upon such redemption and, if more than one form of consideration has been elected by the Company, the designated portions of the Redemption Price to be paid in each form of consideration so elected; (iv) if the Company has elected to deliver shares of Series A TCI Group Common Stock in payment of the Redemption Price (or a designated portion thereof), the method of determining the number of shares of Series A TCI Group Common Stock so deliverable; (v) the place or places where certificates for Series A Preferred Stock to be redeemed are to be surrendered for payment of the Redemption Price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accrue on the Redemption Date; and (vii) the then current Exchange Rate and that the exchange privilege will terminate immediately prior to the close of the business day on the Redemption Date.

     On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed must present and surrender his certificate or certificates for such shares to the Company at the place designated in the Redemption Notice and thereupon the Redemption Price of such shares will paid to or on the order of the person whose name appears on such certificate or certificates as the record owner thereof, and each surrendered certificate will be cancelled. Should fewer than all the shares represented by a certificate be redeemed, a new certificate will be issued representing the unredeemed shares.

     If a Redemption Notice with respect to shares of Series A Preferred Stock to be redeemed pursuant to a mandatory or optional redemption has been timely given by the Company, and if on or before the applicable Redemption Date the Company has deposited with the redemption agent for the Series A Preferred Stock (or, if there is no redemption agent, shall have set apart so as to be available for such purpose and only such purpose) cash (including cash for any adjustment in lieu of delivering fractional securities) and/or shares of Series A TCI Group Common Stock, as applicable, sufficient to pay in full the aggregate Redemption Price for such shares of Series A Preferred Stock on such Redemption Date, then effective as of the close of business on such Redemption Date the shares of Series A Preferred Stock to be so redeemed will no longer be deemed outstanding (notwithstanding that any certificate therefor may not have been surrendered for cancellation), dividends with respect to the shares so called for redemption shall cease to accrue on the Redemption Date (except that holders of shares of Series A Preferred Stock at the close of business on a Record Date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such Record Date and prior to such Dividend Payment
Date) and all rights with respect to the shares so called for redemption will forthwith after such date cease and terminate, except the right of such holders, upon the surrender of certificates evidencing the shares of Series A Preferred Stock so redeemed, to receive the cash and/or Series A TCI Group Common Stock, as applicable, payable or deliverable in payment of the Redemption Price and the applicable cash adjustment, if any, in lieu of fractional shares, without interest. Any cash and/or shares of Series A TCI Group Common Stock so deposited or set apart and unclaimed at the end of one year from such Redemption Date will be repaid and released to the Company, after which the holder or holders of such shares of Series A Preferred Stock so called for redemption will look only to the Company for delivery of such cash and/or shares of Series A TCI Group Common Stock.

     The ability of the Company to redeem the Series A Preferred Stock shall be subject to the prior preferences and rights of any future class or series of Senior Stock.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding will be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Company and payment or provision for payment of any distribution on shares of any Senior Stock, an amount per share equal to the Liquidation Preference, before any distribution of assets is made to the holders of Junior Stock or any other capital stock of the Company ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up. After payment of the Liquidation Preference, holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

     If, upon any dissolution, liquidation or winding up of the Company, the assets of the Company available for distribution to the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full (i) the aggregate Liquidation Preference payable to holders of Series A Preferred Stock and (ii) the liquidation preference payable to holders of shares of all outstanding classes and series of Parity Stock (as set forth in the instrument or instruments creating such Parity Stock), the holders of shares of Series A Preferred Stock and such Parity Stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Stock were paid in full. The sale, lease, transfer or exchange of all or substantially all of the assets of the Company, the consolidation or merger of the Company with one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger), and the consummation of a statutory binding share exchange involving the Company will not be deemed a liquidation, dissolution or winding up of the Company.

     Upon any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company may pay any Liquidating Payment (as defined below), at the election of the Company, (i) out of funds legally available therefor, (ii) through the delivery of shares of Series A TCI Group Common Stock or (iii) through any combination of the foregoing forms of consideration elected by the Company. If the Company elects to make, in whole or in part, a Liquidating Payment by delivery of shares of Series A TCI Group Common

Stock, the number of shares so deliverable to any holder of Series A Preferred Stock shall be equal to the aggregate Liquidating Payment (or designated portion thereof) payable in respect of such shares divided by the Cash Equivalent Amount (determined as of the date of payment of such Liquidating Payment). In connection with any Liquidating Payment, no fractional shares of Series A TCI Group Common Stock shall be delivered, but the Company shall instead pay a cash adjustment determined as described under "Adjustment for Fractional Shares" below. "Liquidating Payment," as used herein, means the Liquidation Preference payable to the holders or Series A Preferred Stock upon the liquidation, dissolution or winding up of the Company or, if less, the amount available for distribution to holders of Series A Preferred Stock in liquidation of the Company.

CONDITIONS TO DELIVERY OF SHARES OF SERIES A TCI GROUP COMMON STOCK FOR DIVIDEND, REDEMPTION OR LIQUIDATION PAYMENTS.

     The Company's right to elect to make any dividend, redemption or liquidation payment (or designated portions thereof) through the delivery of shares of Series A TCI Group Common Stock will be conditioned upon: (i) the shares of Series A TCI Group Common Stock to be so delivered being fully paid and nonassessable and free from any preemptive rights, liens or adverse claims;
(ii) the delivery of such shares being exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws or, if no such exemption is available, the delivery of such shares having been duly registered or qualified under the Securities Act and applicable state securities laws; and (iii) the shares of Series A TCI Group Common Stock to be so delivered being listed, and upon delivery being eligible for trading, on the Nasdaq National Market or on a national securities exchange. If such conditions have not been satisfied prior to or on the date of any such dividend, redemption or liquidation payment, such payment shall be made solely in cash.

ADJUSTMENT FOR FRACTIONAL SHARES

     No fractional shares or scrip representing fractional shares of Series A TCI Group Common stock will be delivered upon the redemption or exchange of any shares of Series A Preferred Stock or in connection with any dividend payment or any liquidation, dissolution or winding up of the Company. Whether or not a fractional share would be delivered to a holder of Series A Preferred Stock shall be based upon (i), in the case of an exchange, on the total number of shares of Series A Preferred Stock such holder is at the time exchanging into Series A TCI Group Common Stock and the total number of shares of Series A TCI Group Common Stock otherwise deliverable upon such exchange and (ii), in the case of the payment, in whole or in part, of a dividend, redemption or liquidation payment through the delivery of shares of Series A TCI Group Common Stock, on the total number of shares of Series A Preferred Stock at the time held by such holder and the total number of shares of Series A TCI Group Common Stock otherwise deliverable in respect thereof. In lieu of the issuance of a fraction of a share of Series A TCI Group Common Stock or scrip, the Company shall pay instead an amount in cash by its check equal to the same fraction of
(i), in the case of an exchange, the Average Market Price (determined as of the Exchange Date) and (ii), in the case of a dividend, redemption or liquidation payment, the Cash Equivalent Amount (determined as of the record date of such dividend or the date of such redemption or liquidation payment).

VOTING RIGHTS

     The holders of shares of Series A Preferred Stock will have no voting rights, except as otherwise required by law and except as set forth below. When and if the holders of Series A Preferred Stock are entitled to vote, each holder will be entitled to one vote per share.

     The holders of shares of Series A Preferred Stock will have the right to vote, voting as a class with the holders of the Company's common stock (and with the holders of any other class or series of Preferred Stock entitled to vote with such common stock in the general election of directors), in any general election of directors of the Company. However, immediately following this offering the Parent will own all of the outstanding shares of common stock of the Company and, except under the circumstances described in the next paragraph, will be able to elect all of the members of the Board of Directors.

     If at any time accrued dividends payable on the shares of Series A Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, the holders of the shares of Series A Preferred Stock, voting separately as a class (with the holders of all other shares of Parity Stock and Senior Stock upon which like voting rights have been conferred and are exercisable), will have the right to vote for the election of two directors (the "Preferred Stock Directors") to the Board of Directors of the Company, such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of shares of Series A Preferred Stock to vote for the election of two Preferred Stock Directors will continue until all dividends in arrears on the shares of Series A Preferred Stock have been paid in full. The term of office of each Preferred Stock Director shall terminate on the earlier of (i) the next annual meeting of stockholders of the Company at which a successor shall have been elected and qualified (irrespective of whether the Board of Directors of the Company is divided into staggered classes) or (ii) the termination of the right of the holders of shares of Series A Preferred Stock (and any such other shares of Parity Stock and Senior Stock) to vote for Preferred Stock Directors.

     For as long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote of the holders of at least 66 2/3% of such outstanding shares (voting separately as a class), given in person or by proxy at any annual meeting or special meeting called for such purpose, will be necessary: (i) before the Company may amend, alter or repeal any of the provisions of the Company's Restated Certificate of Incorporation which would adversely affect the powers, preferences or rights of the holders of the shares of Series A Preferred Stock then outstanding; provided, however, that (x) any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any additional shares of Junior Stock and (y) any such amendment that would increase the number of authorized shares of Preferred Stock (other than Series A Preferred Stock) or that would decrease (but not below the number of authorized shares then outstanding) the number of authorized shares of Preferred Stock (other than Series A Preferred Stock), will be deemed not to adversely affect such powers, preferences or rights and shall not be subject to approval by the holders of shares of Series A Preferred Stock; (ii) before the Company or the Board or Directors may create or issue any class or series of Senior Stock; or (iii) before the Company may effect any reclassification of the Series A Preferred Stock (other than a reclassification that does not adversely affect the powers, preferences or rights of the holders of shares of Series A Preferred Stock outstanding immediately prior to such reclassification). No vote of the holders of Series A Preferred Stock in respect of an amendment, alteration or repeal of any provision of the Company's Restated Certificate of Incorporation or the creation or issue of any class or series of Senior Stock will be required if, at or prior to the time when such amendment, alteration or repeal or creation or issue is to take effect, as the case may be, provision is made for the redemption of all shares of Series A Preferred Stock at the time outstanding (except that no such provision may be made prior to the Initial Redemption
Date).

     Except as required by law, the holders of Series A Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York, 101 Barclay Street, New York, New York 10286, will act as paying, exchange and redemption agent and registrar for the shares of Series A Preferred Stock.

MISCELLANEOUS

     Upon issuance, the shares of Series A Preferred Stock will be fully paid and nonassessable. Holders of shares of Series A Preferred Stock will have no preemptive rights. The Parent has agreed to at all times reserve and keep available out of its authorized and unissued Series A TCI Group Common Stock, solely for issuance upon the exchange of shares of Series A Preferred Stock, such number of shares of Series A TCI Group Common Stock as will from time to time be deliverable upon the exchange of all shares of Series A Preferred Stock then outstanding. Shares of Series A Preferred Stock redeemed by the Company will be retired and resume the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series of Preferred Stock by the Board of Directors.

                          DESCRIPTION OF THE GUARANTEE

     The following is a summary of the principal terms of the Guarantee Agreement (the "Guarantee"), executed and delivered by the Parent for the benefit of the holders from time to time of the Series A Preferred Stock. The summary does not purport to be complete and is subject to and qualified in its entirety by the text of the Guarantee Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is part.

GUARANTEE PAYMENTS

     Pursuant to the Guarantee, the Parent will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Series A Preferred Stock the Guarantee Payments (except to the extent paid by the Company), as and when due, regardless of any defense, right of set-off or counterclaim which the Company may have or assert. The following payments (the "Guarantee Payments"), to the extent not paid by the Company, will be subject to the Guarantee (without duplication): (i) any accrued and unpaid dividends on the Series A Preferred Stock which have theretofore been declared by the Board of Directors out of assets legally available therefor; (ii) the Mandatory Redemption Price payable on the Mandatory Redemption Date, to the extent the Company has assets legally available therefor; (iii) the Optional Redemption Price payable on any Optional Redemption Date, with respect to any shares of Series A Preferred Stock called for redemption by the Company and to the extent the Company has assets legally available therefor; and (iv) upon a voluntary or involuntary dissolution, liquidation or winding up of the Company, the lesser of
(a) the aggregate Liquidation Preference payable in respect of the outstanding shares of Series A Preferred Stock and (b) the amount of assets of the Company legally available for distribution to the holders of outstanding shares of Series A Preferred Stock. The Guarantee does not provide for the making of any payment by the Parent to the extent the Company does not itself have assets legally available therefor.

     The Parent's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Parent to the holders of Series A Preferred Stock or by causing the Company to pay such amounts to such holders.

MANNER OF MAKING GUARANTEE PAYMENTS

     The Parent may satisfy its obligation to make a Guarantee Payment, at the election of the Parent, (i) in cash, (ii) through the issuance and delivery of shares of Series A TCI Group Common Stock or (iii) through any combination of the foregoing forms of consideration elected by the Parent. If the Parent elects to pay, in whole or in part, a Guarantee Payment (or a designated portion thereof) to the holders of Series A Preferred Stock through the delivery of shares of Series A TCI Group Common Stock, each such holder will receive the same number of shares of Series A TCI Group Common Stock as the holder would have received from the Company, had the Company made the payment, in respect of which such Guaranteed Payment is being made, when originally due through the delivery of shares of Series A TCI Group Common Stock (or the same designated portion of such payment as that selected by the Parent). No fractional shares of Series A TCI Group Common Stock will be issued and delivered to a holder, but the Parent will instead pay a cash adjustment determined in the manner described under "Description of the Series A Preferred Stock -- Adjustment for Fractional Shares."

     The Parent's right to elect to make any Guarantee Payment (or designated portion thereof) through the issuance and delivery of shares of Series A TCI Group Common Stock will be conditioned upon: (i) the shares of Series A TCI Group Common Stock to be so issued and delivered being fully paid and nonassessable and free from any preemptive rights, liens or adverse claims; (ii) the delivery of such shares being exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws or, if no such exemption is available, the delivery of such shares having been duly registered or qualified under the

Securities Act and applicable state securities laws; and (iii) the shares of Series A TCI Group Common Stock to be so issued and delivered being listed, and upon delivery being eligible for trading, on the Nasdaq National Market or on a national securities exchange. If such conditions have not been satisfied prior to or on the date of any Guarantee Payment, such payment shall be made solely in cash.

     The Guarantee will be a full and unconditional guarantee with respect to the Series A Preferred Stock from the Issue Date, but will not apply to any dividend or redemption payment, or payment made upon any dissolution, liquidation or winding up of the Company, except to the extent the Company shall have assets legally available therefor.

CERTAIN COVENANTS OF THE PARENT

     In the Guarantee, the Parent will covenant that, so long as any shares of Series A Preferred Stock remain outstanding, if there shall have occurred and be continuing any event that would constitute an Event of Default (as defined below) under the Guarantee, then the Parent shall not declare or pay any cash dividend on, make any cash distributions with respect to, or redeem, purchase or otherwise acquire, any of its capital stock; provided, however that the Parent may (a) declare cash dividends or cash distributions on, or redeem, purchase or otherwise acquire, shares of preferred stock of the Parent where, under the terms of the instrument creating such preferred stock, the failure to do so would constitute a default or event of default under such instrument and (b) redeem, purchase or otherwise acquire shares of preferred stock of the Parent upon the exercise by the holders thereof of conversion, exchange or redemption rights.

     As part of the Guarantee, the Parent will agree that it will honor all obligations relating to the exchange of Series A Preferred Stock for Series A TCI Group Common Stock, described in "Description of the Series A Preferred Stock -- Exchange at Option of Holder."

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Series A Preferred Stock (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% of the outstanding shares of Series A Preferred Stock. All covenants and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Parent and inure to the benefit of the holders from time to time of the Series A Preferred Stock. Except in the manner described under "Consolidation, Merger or Sale of Assets" below, the Parent may not assign its rights or delegate its obligations under the Guarantee without the consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The Guarantee provides that the Parent may merge or consolidate with or into another entity (whether or not the Parent is the surviving corporation), enter into a binding share exchange with another entity, or sell, transfer or lease all or substantially all of its assets to another entity if (i) at such time no Event of Default shall have occurred and be continuing and (ii) the survivor of such merger, consolidation or share exchange (if other than the Parent) or the entity to which Parent's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof and assumes all of the obligations of the Parent under the Guarantee.

TERMINATION

     The Parent's obligation to make Guarantee Payments under the Guarantee will terminate as to each holder of Series A Preferred Stock, and be of no further force or effect, upon (a) the full payment of the Redemption Price of such holder's Series A Preferred Stock, (b) full payment of the amount payable to such holder upon any dissolution, liquidation or winding up of the Company or
(c) the exchange of such holder's shares of Series A Preferred Stock for the requisite number of shares of Series A TCI Group Common Stock (any cash in lieu of any fractional share, if any). The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Series A Preferred Stock must restore payment of any amount paid by the Company (under the Certificate of Designations) or the Parent (under the Guarantee) in respect of such shares.

EVENTS OF DEFAULT

     An "Event of Default" under the Guarantee will occur upon the failure of the Company: (i) to make a dividend payment, if the payment of such dividend was declared by the Board of Directors of the Company, to the extent the Company has assets legally available for the payment of such dividend on the applicable Dividend Payment Date; (ii) to pay the Mandatory Redemption Price on the Mandatory Redemption Date, to the extent the Company has assets legally available for the payment of the Mandatory Redemption Price to the holders of outstanding shares of Series A Preferred Stock on the Mandatory Redemption Date;
(iii) to pay the Optional Redemption Price on any Optional Redemption Date in respect of shares of Series A Preferred Stock called for redemption on such date by the Company, to the extent the Company has assets legally available for the payment of the Optional Redemption Price to the holders of the shares of Series A Preferred Stock so called for redemption on the applicable Optional Redemption Date; and (iv), in the event of the dissolution, liquidation or winding up of the Company, to pay the lesser of (x) the aggregate Liquidation Preference payable to the holders of outstanding shares of Series A Preferred Stock or (y) the amount of remaining assets of the Company legally available for distribution to the holders of outstanding shares of Series A Preferred Stock in liquidation of the Company.

SUBORDINATION

     The Guarantee provides that the Parent's obligation to make Guarantee Payments are subordinated and junior in right of payment to all liabilities of the Parent (other than those in respect of its capital stock) ("Senior Liabilities"). No payment may be made under the Guarantee if any Senior Liability of the Parent is not paid when due, any applicable grace period with respect to such default has ended, and such default has not been cured or waived or ceased to exist. Upon any distribution of assets of the Parent to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Liabilities of the Parent must be paid in full before the holders of Series A Preferred Stock are entitled to receive or retain any payments under the Guarantee. The rights of the holders of the Series A Preferred Stock in respect of payments under the Guarantee will be subrogated to the rights of the holder of all Senior Liabilities to receive payments or distributions applicable to such liabilities until all amounts owing on the Guarantee are paid in full.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Parent and will rank (i) subordinate and junior in right of payment to all other liabilities of the Parent, (ii) pari passu with the most senior preferred stock now or hereafter issued by the Parent and (iii) senior to the Parent's common stock. The terms of the Certificate of Designations provide that each holder of Series A Preferred Stock, by acceptance thereof, agrees to the subordination and other provisions of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

     As of September 30, 1995, the Parent had (i) liabilities to third parties of approximately $80 million, to which payments under the Guarantee would have been subordinated, and (ii) outstanding shares of preferred stock with an aggregate liquidation preference of approximately $474 million, with which payments under the Guarantee would have ranked pari passu, had the Guarantee been outstanding at that date. The Parent is a holding company and its assets consist almost entirely of investments in its subsidiaries. Therefore, the Parent's rights and the rights of its creditors, including holders of the Series A Preferred Stock with respect to the Parent's obligations under the Guarantee, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary (in which case the claims of the Parent would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Parent). At June 30, 1995, the Parent's subsidiaries had total Debt of approximately $4.52 billion (including guarantees of indebtedness of others and the unaccreted portion of indebtedness issued at a discount, but excluding indebtedness owed to the Parent).

     The Parent's ability to service its indebtedness and pay its other liabilities, including its liability under the Guarantee, is dependent upon the earnings of the Parent's subsidiaries and the distribution or other payment of such earnings to the Parent in the form of dividends, loans or advances, payment or reimbursement for management fees and expenses, and repayment of loans and advances from the Parent. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Guarantee or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends or the making of loans and advances to the Parent by its subsidiaries may be subject to statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, certain of the Parent's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to the Parent in the form of loans, advances or dividends and require that such subsidiaries' indebtedness to the Parent be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds the Parent's consolidated net assets.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax considerations relevant to purchasers of the Series A Preferred Stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations and Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Series A Preferred Stock, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons, may be subject to special rules. For a discussion of certain special federal tax considerations for non-United States persons, see "Certain Special Federal Tax Considerations For Non-United States Holders." In addition, this discussion is limited to persons that will hold the Series A Preferred Stock as a "capital asset" (within the meaning of section 1221 of the Code).

     ALL PROSPECTIVE PURCHASERS OF THE SERIES A PREFERRED STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF THE SERIES A PREFERRED STOCK.

DIVIDENDS ON SERIES A PREFERRED STOCK

     Dividend distributions paid on the Series A Preferred Stock will be taxable to a holder as ordinary income to the extent of the Company's current or accumulated earnings and profits (if any) for federal income tax purposes. To the extent that the amount of such a distribution exceeds the Company's earnings and profits, the distribution to the holder will be treated first as a tax-free return of capital to the extent of the holder's basis in the Series A Preferred Stock and thereafter as capital gain from the sale or exchange of the Series A Preferred Stock. Such gain will be long-term or short-term depending on the holder's holding period for the Series A Preferred Stock.

     Dividends paid out of the Company's earnings and profits to corporate holders may be eligible for the 70% dividends-received deduction, subject to the minimum holding period requirement under section 246(c) of the Code (generally at least 46 days) and other applicable requirements. Under section 246A of the Code, the dividends-received deduction may be reduced or eliminated if the holder's shares of Series A Preferred Stock are debt-financed. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to a portion of its dividends-received deduction.

     Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in section 1059(c) of the Code, will be required to reduce its basis in the Series A Preferred Stock by the portion of such dividend that is not taxed pursuant to the dividends-received deduction if the holder does not meet minimum holding period requirements (generally two years). In most circumstances, quarterly dividends on the Series A Preferred Stock, if not in arrears, should not constitute extraordinary dividends under section 1059(c). In addition, under section 1059(f) of the Code, any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend," regardless of the holder's holding period. The Company believes that the Series A Preferred Stock will not constitute "disqualified preferred stock."

REDEMPTION PREMIUM

     Under Section 305 of the Code and the applicable Treasury Regulations, since the Series A Preferred Stock is subject to optional redemption by the Company (beginning on the fifth anniversary of the date of issuance), the excess of the redemption price of the Series A Preferred Stock over its issue price (the "redemption premium") will be treated as distributed to the holder of such stock, on an economic accrual basis, if redemption by the Company pursuant to this right is more likely than not to occur. However, the Company believes that the optional redemption will not be deemed to be more likely than not to occur by virtue of a regulatory safe harbor, since (i) the Company and the holders of the Series A Preferred Stock are not sufficiently related to each other, (ii) there are no arrangements that effectively require the Company to redeem the Series A Preferred Stock pursuant to its optional redemption rights, and (iii) given the redemption premium required of the Company if it exercises this right of redemption, such exercise would not reduce the yield of the Series A Preferred Stock. In addition, a deemed distribution in the amount of any redemption premium will be triggered by the mandatory redemption on the tenth anniversary of the date of issuance (over this ten-year period) if such redemption premium exceeds a "de minimis" amount (as determined under the principles of Section 1273(a)(3) of the Code). The premium payable as a result of the redemption in exchange for Series A TCI Group Common Stock will depend on whether the Series A Preferred Stock is redeemed for Series A TCI Group Common Stock and, if so, the fair market value of the Series A TCI Group Common Stock ultimately received; thus the amount of any such premium is unclear given that (i) in determining the Cash Equivalent Amount, an "average" closing sales price (using 10 consecutive trading days) of the Series A TCI Group Common Stock is used, (ii) a 5% discount is applied to the relevant average closing sales price and (iii) there could be changes in the market price of the Series A TCI Group Common Stock between the time the Cash Equivalent Amount is set and the time such stock is ultimately received by the redeemed holders of redeemed shares of the Series A Preferred Stock. Although there appears to be no redemption premium with respect to the Company's obligation for mandatory redemption if the redemption price is paid in cash (assuming that the issue price of the Series A Preferred Stock is at least equal to its liquidation preference), the above uncertainties regarding the ultimate fair market value of any Series A TCI Group Common Stock received in redemption makes it unclear as to whether any constructive dividends will be required to be taken into account in the event that Series A TCI Group Common Stock is used for the mandatory redemption.

REDEMPTION SERIES A PREFERRED STOCK

     A redemption of the Series A Preferred Stock for cash or Series A TCI Group Common Stock will be treated under Section 302 of the Code as a distribution that is taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) unless the redemption (i) results in a "complete termination" of the holder's stock interest in the Company under
Section 302(b) of the Code, or (ii) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. In determining whether any of these tests has been met, shares of stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, generally must be taken into account.

     If the redemption does not satisfy any of the Section 302 tests, it will be treated as a dividend in the amount of the lesser of (x) the amount of cash or the fair market value of the Series A TCI Group Common Stock received (as described below) and (y) the Company's current or accumulated earnings and profits. Such a dividend will be ordinary income and may qualify for the dividends received deduction for corporate recipients. To the extent that the amount of the distribution exceeds the Company's current or accumulated earnings and profits, the excess would be treated as a return of capital to the extent of the holder's tax basis in the Series A Preferred Stock (probably after reduction, for corporate holders, of that tax basis under the extraordinary dividend rules discussed below). Any amount in excess of the amount of the dividend and the return of capital would be treated as a capital gain. If the holder retains a stockholding in the Company, the remaining tax basis in the Series A Preferred Stock (reduced, for corporate holders, by any amounts treated as extraordinary dividends, as discussed below, or as a return of capital) would be transferred to the retained stockholdings; otherwise the tax basis may be transferred to any shares of stock owned by a related person, or such remaining basis may be lost.

     In the case of a redemption that is not pro-rata as to all shareholders or that is part of a partial liquidation (within the meaning of Section 302(e) of the Code) of the redeeming corporation, any amount treated as a dividend with respect to such redemption generally will be treated as an "extraordinary dividend" under section 1059 of the Code, regardless of the holder's holding period for the redeemed stock or the size of the distribution. A redemption that is pro-rata with respect to all shareholders and that is treated as a dividend will generally be an "extraordinary dividend" if it exceeds the "threshold percentage" set forth in section 1059(e) of the Code and the holder does not meet certain holding period requirements. Furthermore, it is possible that under the aggregation rule of Section 1059 of the Code, quarterly dividends preceding a redemption of the Series A Preferred Stock that is treated as a dividend might be aggregated with the redemption distribution and themselves be treated as "extraordinary dividends." See the discussion under "Dividends on Series A Preferred Stock" above.

     If a redemption is not treated as a distribution that is taxable as a dividend, it will result in taxable gain or loss equal to the difference between the amount of cash or the fair market value of Series A TCI Group Common Stock received by the redeeming shareholder and such holder's tax basis in the Series A Preferred Stock redeemed. Such gain or loss will be capital gain or loss and will be long-term or short-term depending on the holder's holding period for the Series A Preferred Stock redeemed.

EXCHANGE FOR SERIES A TCI GROUP COMMON STOCK

     While the question is not entirely free from doubt, the Company believes that the exchange of the Series A Preferred Stock for Series A TCI Group Common Stock will qualify as a tax-free reorganization under section 368(a)(1)(B) of the Code, and therefore such exchange will be tax-free to the holders of the Series A Preferred Stock. However, gain realized upon the receipt of cash paid in lieu of fractional shares of Series A TCI Group Common Stock will be taxed immediately. Except to the extent that basis is utilized when cash is paid in lieu of fractional shares of Series A TCI Group Common Stock, the adjusted basis for the shares of Series A TCI Group Common Stock received upon the exchange will be equal to the adjusted basis of the Series A Preferred Stock exchanged, and the holding period of the shares of Series A TCI Group Common Stock received will include the holding period of the Series A Preferred Stock exchanged.

     If this exchange does not qualify as a tax-free reorganization, it will be taxed in the same manner as a redemption of the Series A Preferred Stock for Series A TCI Group Common Stock, as described under "Redemption of Series A Preferred Stock" above.

ADJUSTMENT OF EXCHANGE RATE

     Treasury Regulations promulgated under section 305 of the Code treat holders of exchangeable stock as having received a constructive distribution where the exchange ratio of such exchangeable stock is adjusted if (i) as a result, the proportionate interest of the holders of such exchangeable stock in the assets or earnings and profits of the corporation into which the stock is exchangeable is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the exchange ratio is not considered to be made pursuant to such a formula where the adjustment is made to compensate for certain taxable distributions with respect to the stock into which such exchangeable stock is exchangeable. Thus, under certain circumstances (for example, in the case of an adjustment for certain dividends paid by Parent on the Series A TCI Group Common Stock, other than dividends paid in shares of Series A TCI Group Common Stock), a reduction in the exchange rate for the Series A Preferred Stock is likely to be taxable to the holders thereof as a dividend to the extent of the earnings and profits of the Parent. In the case of a corporate holder, it is possible that such a dividend (and other dividends, including regular quarterly dividends) could be treated as an "extraordinary dividend" under section 1059 of the Code. See the discussion under "Dividends on Series A Preferred Stock" above. In addition, the failure to fully adjust the exchange rate of the Series A Preferred Stock to reflect distributions of stock dividends with respect to the Series A TCI Group Common Stock (or rights to acquire Series A TCI Group Common Stock) may result in a taxable dividend to the holders of the Series A TCI Group Common Stock and holders of rights to acquire Series A TCI Group Common Stock.

BACKUP WITHHOLDING

     Certain non-corporate holders of the Series A Preferred Stock may be subject to backup withholding at the rate of 31% with respect to dividends on the Series A Preferred Stock and certain consideration received upon the exchange for or redemption of the Series A Preferred Stock. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

                   CERTAIN SPECIAL FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain special United States federal income and estate tax considerations relevant to non-United States holders of the Series A Preferred Stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

     As used herein, "non-United States holder" means a corporation, individual or partnership that is, as to the United States, a foreign corporation, a non-resident alien individual or a foreign partnership, and it means any estate or trust which is not subject to United States taxation on income from sources without the United States that is not effectively connected with the conduct of a trade or business within the United States.

     This discussion is based upon the Code, Treasury Regulations, IRS rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income and estate taxation that may be relevant to a particular non-United States holder's decision to purchase the Series A Preferred Stock. For a discussion of certain United States federal income tax considerations, some of which may also be relevant to non-United States holders, see "Certain Federal Income Tax Considerations."

     ALL PROSPECTIVE NON-UNITED STATES HOLDERS OF THE SERIES A PREFERRED STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF THE SERIES A PREFERRED STOCK AND OF THE OWNERSHIP AND DISPOSITION OF THE SERIES A TCI GROUP COMMON STOCK ISSUED IN EXCHANGE FOR THE SERIES A PREFERRED STOCK.

DIVIDENDS

     Dividends (including a redemption or exchange of the Series A Preferred Stock which is treated as a dividend or certain adjustments to the exchange rate which are considered taxable stock dividends under section 305 of the Code) paid to a non-United States holder of the Series A Preferred Stock (or the Series A TCI Group Common Stock issued in exchange thereof) will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. (Currently, dividends paid to an address in a foreign country are presumed to be paid to a resident of such country in determining the applicability of a treaty for such purposes.) A non-United States holder that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     Except as may be otherwise provided in an applicable income tax treaty, a non-United States holder will be taxed at ordinary federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of such non-United States holder within the United States and will not be subject to the withholding tax described above. If such non-United States holder is a foreign corporation, it may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by any applicable income tax treaty. Non-United States holders must comply with certain certification and disclosure requirements to claim treaty benefits or an exemption from withholding tax under the foregoing rules.

DISPOSITION OF STOCK

     Non-United States holders generally will not be subject to United States federal income tax in respect of gain recognized on a disposition (including a redemption that is not treated as a dividend) of the Series A Preferred Stock (or the Series A TCI Group Common Stock issued in exchange therefor) unless (i) the gain is effectively connected with a trade or business conducted by the non-United States holder within the United States (in which case the branch profits tax described under "Dividends" above may also apply if the holder is a foreign corporation), or (ii) in the case of a non-United States holder who is a non-resident alien individual and holds the Series A Preferred Stock (or the Series A TCI Group Common Stock issued in exchange therefor) as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and either the income for the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States or the holder has a "tax home" in the United States (within the meaning of the Code). (The foregoing is based on the assumption that the Company is not and has not been a "United States real property holding corporation" for federal income tax purposes. The Company does not believe it has been or is currently, and does not anticipate becoming, such a corporation.) As noted under "Certain Federal Income Tax Considerations -- Redemption of Series A Preferred Stock," a redemption may be treated as a dividend under certain circumstances, which could result in the imposition of withholding tax (at a 30% rate in the absence of an applicable tax treaty) on the full amount of the consideration received upon such redemption.

FEDERAL ESTATE TAXES

     Series A Preferred Stock (or Series A TCI Group Common Stock issued in exchange for the Series A Preferred Stock) that is owned or treated as being owned by a non-United States holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     United States information reporting requirements (other than the reporting of dividend payments for purposes of the withholding tax discussed under "Dividends" above) and 31% backup withholding tax will not apply to dividends paid on the Series A Preferred Stock (or the Series A TCI Group Common Stock issued in exchange therefor) to a non-United States holder at an address outside the United States provided that the holder certifies to its non-United States status on the appropriate form and the payer has no actual knowledge that the holder is a United States person. As a general matter, information reporting and backup withholding will also not apply to a payment of the proceeds of a sale effected outside the United States of Series A Preferred Stock (or Series A TCI Group Common Stock issued in exchange therefor) by a foreign office of a foreign broker. However, information reporting requirements (but under current proposed Treasury regulations, not backup withholding) will apply to a payment of the proceeds of a sale effected outside the United States of Series A Preferred Stock (or Series A TCI Group Common Stock issued in exchange therefor) by a foreign office of a broker that (i) is a United States person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Series A Preferred Stock (or Series A TCI Group Common Stock issued in exchange therefor) is subject to both backup withholding and information reporting unless the holder certifies to the payor in the manner required as to its non-United States status under penalties of perjury or otherwise establishes an exemption.

     A non-United States holder may obtain a refund of any amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company, the Parent, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), CS First Boston
Corporation, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters severally have agreed to purchase from the Company, the number of shares of Series A Preferred Stock set forth opposite each Underwriter's name.

                                                                   NUMBER OF SHARES OF
                               UNDERWRITER                       SERIES A PREFERRED STOCK
          -----------------------------------------------------  ------------------------
          Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated............................
          CS First Boston Corporation..........................
          Lehman Brothers Inc. ................................
          Morgan Stanley & Co. Incorporated....................
                                                                     ------------
               Total...........................................
                                                                 =================

     In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Series A Preferred Stock being sold pursuant to the Purchase Agreement if any of the shares of Series A Preferred Stock being sold pursuant to the Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

     The Underwriters have advised the Company that they propose initially to offer the shares of Series A Preferred Stock to the public at the public offering price set forth on the cover page of this Prospectus. After the initial public offering, the public offering price may be changed.

     The Company has granted to the Underwriters an option, exercisable for 30 days following the date of this Prospectus, to purchase up to 300,000 shares of Series A Preferred Stock at the price to the public set forth on the cover page of this Prospectus less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of shares of Series A Preferred Stock offered hereby. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of shares of Series A Preferred Stock as the number of shares of Series A Preferred Stock to be purchased by such Underwriter shown in the foregoing table bears to the total number of shares of Series A Preferred Stock initially offered hereby.

     The Company and the Parent have agreed, for a period of 60 days after the date of this Prospectus, to not, without the prior consent of Merrill Lynch, directly or indirectly, sell, offer to sell or grant any option for the sale of, any shares of the capital stock of the Company or shares of Series A and Series B TCI Group Common Stock or securities convertible into or exchangeable for capital stock of the Company or shares of Series A and Series B TCI Group Common Stock other than to the Underwriters pursuant to the Purchase Agreement, subject to certain exceptions set forth in the Purchase Agreement.

     Prior to this offering there has been no public market for the shares of Series A Preferred Stock. The initial public offering price for the shares of Series A Preferred Stock was determined in negotiations between the Company and the Underwriters. In determining the terms of the shares of Series A Preferred Stock, including the initial public offering price, the Company and the Underwriters took cognizance of the Company's recent results of operations, the future prospects of the Company and the industry in general, market prices and terms of, and yields on, securities of other companies considered to be comparable to the Company and prevailing conditions in the securities market. There can be no assurance that an active trading market will develop for the shares of Series A Preferred Stock or that the shares of Series A Preferred Stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     The Company and the Parent have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters have provided various investment banking services to the Company, the Parent and certain of the Parent's other subsidiaries.

                                 LEGAL MATTERS

     The legality of securities offered hereby will be passed upon for the Company and the Parent by Baker & Botts, L.L.P., 885 Third Avenue, New York, New York 10022-4834. Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of Tele-Communications, Inc. Mr. Kern holds options to purchase shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Brown & Wood, One World Trade Center, New York,
New York 10048-0557.

                                    EXPERTS

     The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1994, and the related financial statement schedules, which appear in Tele-Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994, as amended, have been incorporated by reference herein in reliance upon the reports, dated March 27, 1995, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refer to the adoption of Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Certain Debt and Equity Securities," in 1994.

     The consolidated balance sheets of TCI Communications Inc. (formerly Tele-Communications, Inc.) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholder's(s)' equity, and cash flows for each of the years in the three year period ended December 31, 1994, and the related financial statement schedules, which appear in TCI Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994, as amended, have been incorporated by reference herein in reliance upon the reports, dated March 27, 1995, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31,

1994 consolidated financial statements refer to the adoption of Statement of Financial Standards No. 115, "Accounting for Certain Investments in Certain Debt and Equity Securities," in 1994.

     The consolidated balance sheets of TeleWest Communications plc and subsidiaries as of 31 December 1994 and 1993, and the related consolidated statements of operations and cash flows for each of the years in the three year period ended 31 December 1994, which appear in the 31 December 1994 Annual Report on Form 10-K of Tele-Communications, Inc., as amended, have been incorporated by reference herein in reliance upon the report of KPMG, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of Cablevision (a combination of certain cable television assets of Cablevision S.A., Television Belgrano S.A., Construred S.A. and Univent's S.A.) as of December 31, 1994 and 1993, and the related combined statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 1994, which appear in the Current Report on Form 8-K of Tele-Communications, Inc. dated April 20, 1995, as amended, have been incorporated by reference herein in reliance upon the report of KPMG Finsterbush Pickenhayn Sibille, independent certified public accounts, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of QVC, Inc. and subsidiaries as of January 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 1994, which appear in the current Report on Form 8-K of Tele-Communications, Inc. dated February 3, 1995, as amended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the January 31, 1994 consolidated financial statements refers to a change in the method of accounting for income taxes.

     The financial statements of TeleCable Corporation as of December 31, 1993 and 1992 and for each of the two years in the period ended December 31, 1993, incorporated in this Prospectus by reference to the combined Current Report on Form 8-K of Tele-Communications, Inc. and TCI Communications, Inc., dated August 26, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

 -------------------------------------       ---------------------------------
 -------------------------------------       ---------------------------------

  NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATION OTHER THAN THOSE                 2,000,000 SHARES
CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED                TCI COMMUNICATIONS, INC.
UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY, THE PARENT OR THE
UNDERWRITERS. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION BY ANYONE IN ANY STATE            % CUMULATIVE EXCHANGEABLE
IN WHICH SUCH OFFER OR SOLICITATION
IS NOT AUTHORIZED OR IN WHICH THE               PREFERRED STOCK, SERIES A
PERSON MAKING SUCH OFFER OR SOLICITATION
IS NOT QUALIFIED TO DO SO OR TO
ANYONE TO WHOM IT IS UNLAWFUL TO MAKE             (LIQUIDATION PREFERENCE OF
SUCH OFFER OR SOLICITATION. NEITHER                    $50 PER SHARE)
THE DELIVERY OF THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE ANY IMPLICATION        GUARANTEED TO THE EXTENT SET FORTH
THAT THE INFORMATION HEREIN IS                           HEREIN BY,
CURRENT AS OF ANY TIME SUBSEQUENT             AND EXCHANGEABLE FOR SHARES OF
TO THE DATE HEREOF OR THAT THERE HAS                      SERIES A
BEEN NO CHANGE IN THE AFFAIRS OF THE           TCI GROUP COMMON STOCK OF,
COMPANY OR THE PARENT SINCE THE DATE
HEREOF.                                         TELE-COMMUNICATIONS, INC.

         ------------------

         TABLE OF CONTENTS


                                        PAGE
                                       ------   -------------------------
                                                         PROSPECTUS
                                                -------------------------
Summary................................  5
Available Information..................  3
Incorporation of Documents by
  Reference............................  3
Use of Proceeds........................  9
Selected Financial Data................  9
Price Range of Series A TCI Group                   MERRILL LYNCH & CO.
  Common Stock and Dividends........... 12
The Company............................ 13            CS FIRST BOSTON
The Parent............................. 13
Description of the Series A                           LEHMAN BROTHERS
  Preferred Stock...................... 15
Description of the Guarantee........... 25          MORGAN STANLEY & CO.
Certain Federal Income Tax                             INCORPORATED
  Considerations....................... 28
Certain Special Federal Tax
  Considerations for Non-United States
  Holders.............................. 31
Underwriting........................... 33
Legal Matters.......................... 34                      , 1995
Experts................................ 34

-------------------------------------       ---------------------------------
-------------------------------------       ---------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The aggregate estimated expenses, other than underwriting discounts and commissions, in connection with the offering pursuant to this Registration Statement are currently anticipated to be as follows:

    - Registration Fee...........................................................   $ 39,655
    - Blue Sky Fees and Expenses (including counsel fees)........................     15,000
    - Printing and Engraving Expenses............................................    125,000
    - Legal Fees and Expenses....................................................    100,000
    - Accounting Fees and Expenses...............................................     15,000
    - Rating Agency Fees.........................................................     50,000
    - Miscellaneous..............................................................      5,345
                                                                                    ---------
         Total...................................................................   $350,000
                                                                                    =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Articles SEVENTH and EIGHTH of the Company's Restated Certificate of Incorporation provide as follows:

     SEVENTH. Any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorney's fees), judgements, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article SEVENTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

     EIGHTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Restated Certificate of Incorporation will be amended prior to issuance of the Series A Preferred Stock and the foregoing Articles will be amended to read substantially the same as Article V, Section E of the Parent's Restated Certificate of Incorporation, which is described below.

     Article V, Section E of the Parent's Restated Certificate of Incorporation provides as follows:

          "1. Limitation on Liability.

          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

          2. Indemnification.

          (a) RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          (b) PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c) CLAIMS. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d) NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquires under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

          (e) OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

          3. Amendment or Repeal.

          Any repeal or modification of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

     Article II, Section 2.9 of the Parent's Bylaws also contains an indemnity provision, requiring the Parent to indemnify members of the Board of Directors and officers of the Parent and their respective heirs, personal representatives and successors in interest for on account of any action performed on behalf of the Corporation, to the fullest extent provided by the laws of the State of Delaware and the Parent's Certificate of Incorporation, as then or thereafter in effect.

     The Parent has also entered into indemnification agreements with each of its directors (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Parent or is or was serving at the Parent's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to the Parent if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (x) a mechanism through which an indemnitee may seek court relief in event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and (y) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from the Parent or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" of the Parent (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, the Parent will seek legal advice only from independent legal counsel selected by the indemnitee and approved by the Parent.

     The indemnification agreements impose upon the Parent the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Parent's Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that Indemnitees be provided with the maximum coverage available for any Parent director or officer if there is such a policy.

     The Company and the Parent may purchase liability insurance policies covering its directors and officers.

     In addition, pursuant to Section 6 of the form of Underwriting Agreement, the Underwriters will agree to indemnify and hold harmless the Company, the Parent and their respective directors and officers and each person, if any, who controls the Company or the Parent within the meaning of the Securities Act of 1933, as amended, against certain civil liabilities including civil liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

  1      Form of Underwriting Agreement.*
  4.1    Restricted Certificate of Incorporation of the Company dated as of August 4, 1994.
         (Incorporated herein by reference to Exhibit 3.3 of the Company's Annual Report on
         Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (Amendment
         No. 1) (Commission File No. 0-5550)).
  4.2    Form of Restated Certificate of Incorporation of the Company.
  4.3    Restated Certificate of Incorporation of the Parent dated August 4, 1994, as amended on August 4, 1994, August 16, 1994, October 11, 1994, October 21, 1994, January 26,
         1995, August 3, 1995, and August 3, 1995. (Incorporated herein by reference to
         Exhibit 99.1 of the Parent's Current Report on Form 8-K, dated August 10, 1995
         (Commission File No. 0-20421)).
  4.4    Bylaws of the Company as adopted August 4, 1994 (Incorporated herein by reference to
         Exhibit 3.4 of the Company's Annual Report on Form 10-K for the year ended December
         31, 1994, as amended by Form 10K/A (Amendment No. 1) (Commission File No. 0-5550)).
  4.5    Form of Bylaws of the Company.
  4.6    Bylaws of the Parent as adopted June 16, 1994 (Incorporated herein by reference to
         Exhibit 3.2 of the Parent's Annual Report on Form 10-K for the year ended December
         31, 1994, as amended by Form 10-K/A (Amendment No. 1) (Commission File No.
         0-20421)).
  4.7    Certificate of Designation of    % Cumulative Exchangeable Preferred Stock, Series A
         of the Company.
  4.8    Form of stock certificate for Series A Preferred Stock.*
  4.9    Form of Guarantee Agreement to be entered into by the Parent and the Company.*
  5      Opinion of Baker & Botts, L.L.P. regarding the legality of the securities being registered.*
  8      Opinion of Baker & Botts, L.L.P. regarding certain tax matters.*
 12.1    Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock
         Dividends of the Company.
 12.2    Calculation of Ratios of Earnings to Fixed Charges of the Parent.
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of KPMG Peat Marwick LLP.
 23.3    Consent of KPMG.
 23.4    Consent of KPMG Finsterbush Pickenhayn Sibille.
 23.5    Consent of KPMG Peat Marwick LLP.
 23.6    Consent of Price Waterhouse, LLP.
 23.7    Consent of Baker & Botts, L.L.P. (included in Exhibit 5 and Exhibit 8).
 24      Power of Attorney (included on pages II-8 and II-9).

---------------

*   To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrants hereby undertake:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Greenwood Village, State of Colorado, on           ,
1995.

                                          TCI COMMUNICATIONS, INC.
                                          By: /s/ Stephen M. Brett
                                              ---------------------
                                             Name: Stephen M. Brett
                                            Title: Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Greenwood Village, State of Colorado, on           ,
1995.

                                          TELE-COMMUNICATIONS, INC.
                                          By:  /s/ Stephen M. Brett
                                              -------------------------
                                             Name: Stephen M. Brett
                                            Title: Executive Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Brett, Esq., and Robert W. Murray Jr., Esq. and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                               TITLE                        DATE
-------------------------------------  ------------------------------------ ------------------
                                       Chairman of the Board and
          /s/ Bob Magness              Director of TCI Communications, Inc.      11/9/95
-------------------------------------
            (Bob Magness)

         /s/ John C. Malone            Director of TCI Communications, Inc.      11/9/95
-------------------------------------
          (John C. Malone)

        /s/ Donne F. Fisher            Director of TCI Communications, Inc.      11/9/95
-------------------------------------
          (Donne F. Fisher)
                                       President of TCI Communications,
-------------------------------------  Inc.
        (Brendan R. Clouston)          (Principal Executive Officer)

                                       Senior Vice President and
-------------------------------------  Controller of TCI Communications,
          (Gary K. Bracken)            Inc.
                                       (Principal Financial and Accounting
                                       Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Brett, Esq., and Robert W. Murray Jr., Esq. and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                               TITLE                        DATE
-------------------------------------  ------------------------------------ ------------------
                                       Chairman of the Board and Director         11/9/95
         /s/ Bob Magness               of Tele-Communications, Inc.
-------------------------------------
            (Bob Magness)

        /s/ John C. Malone             President and Director of                  11/9/95
-------------------------------------  Tele-Communications, Inc. (Principal
          (John C. Malone)             Executive Officer)

        /s/ Donne F. Fisher            Executive Vice President and               11/9/95
-------------------------------------  Director of Tele-Communications,
          (Donne F. Fisher)            Inc. (Principal Financial and
                                       Accounting Officer)
                                       Director of Tele-Communications,
-------------------------------------  Inc.
         (John W. Gallivan)

         /s/ Kim Magness               Director of Tele-Communications,           11/9/95
-------------------------------------  Inc.
            (Kim Magness)
                                       Director of Tele-Communications,
-------------------------------------  Inc.
          (Robert A. Naify)

        /s/ Jerome H. Kern             Director of Tele-Communications,           11/9/95
-------------------------------------  Inc.
          (Jerome H. Kern)

         /s/ Tony Coelho               Director of Tele-Communications,           11/9/95
-------------------------------------  Inc.
            (Tony Coelho)

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                  DESCRIPTION                                  PAGE NO.
  ------    ------------------------------------------------------------------------   --------
    1       Form of Underwriting Agreement.*........................................
    4.1     Restricted Certificate of Incorporation of the Company dated as of
            August 4, 1994. (Incorporated herein by reference to Exhibit 3.3 of the
            Company's Annual Report on Form 10-K for the year ended December 31,
            1994, as amended by Form 10-K/A (Amendment No. 1) (Commission File No.
            0-5550))................................................................
    4.2     Form of Restated Certificate of Incorporation of the Company dated as of
                   , 1995...........................................................
    4.3     Restated Certificate of Incorporation of the Parent dated August 4,
            1994, as amended on August 4, 1994, August 16, 1994, October 11, 1994,
            October 21, 1994, January 26, 1995, August 3, 1995, and August 3, 1995.
            (Incorporated herein by reference to Exhibit 99.1 of the Parent's
            Current Report on Form 8-K, dated August 10, 1995 (Commission File No.
            0-20421))...............................................................
    4.4     Bylaws of the Company as adopted August 4, 1994 (Incorporated herein by reference to Exhibit 3.4 of the Company's Annual Report on Form 10-K for
            the year ended December 31, 1994, as amended by Form 10K/A (Amendment
            No. 1) (Commission File No. 0-5550))....................................
    4.5     Form of Bylaws of the Company as adopted        , 1995..................
    4.6     Bylaws of the Parent as adopted June 16, 1994 (Incorporated herein by reference to Exhibit 3.2 of the Parent's Annual Report on Form 10-K for
            the year ended December 31, 1994, as amended by Form 10-K/A (Amendment
            No. 1) (Commission File No. 0-20421))...................................
    4.7     Certificate of Designation of    % Cumulative Exchangeable Preferred
            Stock, Series A of the Company dated        , 1995......................
    4.8     Form of stock certificate for Series A Preferred Stock.*
    4.9     Form of Guarantee Agreement between the Parent and the Company.*........
    5       Opinion of Baker & Botts, L.L.P. regarding the legality of the securities being registered.*...........................................
    8       Opinion of Baker & Botts, L.L.P. regarding certain tax matters.*........
   12.1     Calculation of Ratios of Earnings to Combined Fixed Charges and
            Preferred Stock Dividends of the Company................................
   12.2     Calculation of Ratios of Earnings to Fixed Charges of the Parent........
   23.1     Consent of KPMG Peat Marwick LLP........................................
   23.2     Consent of KPMG Peat Marwick LLP........................................
   23.3     Consent of KPMG.........................................................
   23.4     Consent of KPMG Finsterbush Pickenhayn Sibille..........................
   23.5     Consent of KPMG Peat Marwick LLP........................................
   23.6     Consent of Price Waterhouse, LLP........................................
   23.7     Consent of Baker & Botts, L.L.P. (included in Exhibit 5 and Exhibit
            8)......................................................................
   24       Power of Attorney (included on pages II-8 and II-9).....................

---------------

*   To be filed by amendment.